Exhibit 4.2

 SECOND AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

This SECOND AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT is entered into as of May 7, 2021 (the “Effective Date”), by and among (i) EverCommerce, Inc. (f/k/a PaySimple Holdings, Inc.), a Delaware corporation (the “Company”); (ii) Providence Strategic Growth II L.P., a Delaware limited partnership (“PSG II”); (iii) Providence Strategic Growth II-A L.P., a Delaware limited partnership (“PSG II-A”); (iv) Providence Strategic Growth III L.P., a Delaware limited partnership (“PSG III”); (v) Providence Strategic Growth III-A L.P., a Delaware limited partnership (“PSG III-A”); (vi) PSG PS Co-Investors L.P., a Delaware limited partnership (“Co-Invest Vehicle”, and together with PSG II, PSG II-A, PSG III and PSG III-A, and together with any of their Permitted Transferees who hold Shares at the applicable time, the “PEP Stockholders” and each a “PEP Stockholder”); (v) each of the other Persons listed as “Rollover Stockholders” on the Schedule of Stockholders as of the date hereof; (vi) SLA CM Eclipse Holdings, L.P., a Delaware limited partnership (“SL Holdings”), (vii) SLA Eclipse Co-Invest, L.P., a Delaware limited partnership (“SL Co-Invest”, and together with SL Holdings and any of their respective Permitted Transferees who hold Shares at the applicable time, the “SL Stockholders” and each a “SL Stockholder”); (viii) each of the other Persons listed as “Stockholders” on the Schedule of the Stockholders as of the date hereof, and together with the PEP Stockholders, the SL Stockholders, the Rollover Stockholders, and each other Person (other than the Company) that is or may become a party to this Agreement pursuant to a Joinder Agreement substantially in the form of Exhibit A hereto (a “Joinder Agreement” and such Persons, the “Stockholders”) and amends and restates that prior Amended and Restated Stockholders Agreement of the Company, dated August 23, 2019, as amended by that certain Amendment No. 1, dated as of March 10, 2021 (the “Prior SHA”), in its entirety.

WHEREAS, the Company entered into that certain Stock Purchase Agreement, dated as of July 21, 2019 by and among (i) the Company, (ii) the PEP Stockholders, (iii) Silver Lake Alpine, L.P., a Delaware limited partnership, and Silver Lake Alpine (Offshore), L.P., a Delaware limited partnership, and (iv) Eric Remer, Marc Thompson, and Matt Feierstein (together, the “Management Selling Stockholders”), providing for, among other things, (i) the issuance of Shares of Series B Preferred Stock (as defined herein) by the Company to the SL Stockholders in consideration for cash and (ii) the sale of Shares of Common Stock (as defined herein) by the PEP Stockholders and the Management Selling Stockholders to the SL Stockholders (and subsequent exchange of such Shares of Common Stock for Series B Preferred Stock) (as amended, restated, supplemented or otherwise modified from time to time, the “Series B Purchase Agreement”);

WHEREAS, in connection with the Series B Purchase Agreement and to provide for, among other things, the respective rights and obligations of the Stockholders to each other and to the Company, the parties hereto entered into the Prior SHA;

WHEREAS, the Company has entered into (i) that certain Subscription Agreement, dated as of the Effective Date, by and among the Company and SL Stockholders, providing for, among other things, the issuance of Shares of Series C Preferred Stock (as defined herein) by the Company to the SL Stockholders in consideration for cash (as amended, restated, supplemented or otherwise modified from time to time, the “SL Series C Subscription Agreement”) and (ii) that certain Subscription Agreement, dated as of the Effective Date, by and among the Company and PEP Stockholders, providing for, among other things, the issuance of Shares of Series C Preferred Stock (as defined herein) by the Company to the PEP Stockholders in consideration for cash (as amended, restated, supplemented or otherwise modified from time to time, the “PEP Series C Subscription Agreement” and together with the SL Series C Subscription Agreement, the “Series C Subscription  Agreements”); and

WHEREAS, concurrent with the consummation of the transactions under the Series C Subscription Agreements, the parties hereto desire to enter into this Agreement to amend and restate the Prior SHA in its entirety, and to provide for, among other things, the respective rights and obligations of the Stockholders to each other and to the Company and certain other matters.

NOW THEREFORE, in consideration of the above premises and the representations, warranties, covenants, conditions and other mutual agreements set forth in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1          Certain Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Adjusted EBITDA” means, at any relevant measurement time, without duplication, the total of the following for the Company and its subsidiaries, each calculated for the twelve-month period ending on the last Business Day of the fiscal quarter ending immediately prior to such measurement time for which financial information is available (on a consolidated basis): Net Income, plus, to the extent deducted in calculating such Net Income (without duplication), interest expense, income taxes, depreciation and amortization, in each case as determined in accordance with GAAP.

“Affiliate” means, with respect to any specified Person, any Person that directly or through one or more intermediaries controls or is controlled by or is under common control with the specified Person.  As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise, and the possession, directly or indirectly, of 50% or more of the voting power of the equity issued by any Person shall be deemed to constitute such control.

“Agreement” means this Amended and Restated Stockholders’ Agreement, as it may be amended, restated, or amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof.

“Associated Documents” means: (i) the Certificate; (ii) the bylaws of the Company; (iii) the Registration Rights Agreement; (iv) the Services Agreements, (v) the Exchange Agreement, (vi) the Series B Purchase Agreement and (vii) the Series C Subscription Agreements.

“Authorized Representatives” has the meaning set forth in Section 5.2(c).

“Board of Directors” means the board of directors of the Company.

“Business Day” means a day other than any day on which banks are authorized or obligated by law or executive order to remain closed in Boston, Massachusetts or New York, New York.

“Cash” means, as of the close of business on the Business Day immediately prior to any relevant measurement time, cash held in the bank accounts of the Company and its subsidiaries.  For the avoidance of doubt, Cash shall (i) be calculated net of uncleared checks, drafts and wires issued by the Company and its subsidiaries and (ii) include uncleared checks, drafts and wires received or deposited for the account of the Company and its subsidiaries.

“Cause” means: (i) an indictment or conviction of an individual of, or a plea of nolo contendere by such individual to, any felony or other crime involving moral turpitude, (ii) the commission of any other act or omission involving fraud with respect to the Company or any of its subsidiaries or otherwise in connection with the performance of such individual’s duties, (iii) reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs at the workplace or other repeated conduct causing Company or any of its subsidiaries public disgrace or disrepute or substantial economic harm, (iv) failure to perform material duties as lawfully directed by the Board of Directors, (v) material violation of any Company policy or procedure applicable to such individual, (vi) breach of fiduciary duty, gross negligence, or willful misconduct with respect to the Company or any of its subsidiaries, or (vii) any other material breach of any employment agreement, the terms of any equity incentive grant, and, with respect to (iv), (v) or a breach that triggers (vii) that is not a breach of a restrictive covenant, such breach (if capable of cure) is not cured within thirty (30) days after written notice thereof such individual. Notwithstanding anything to the contrary in this definition of “Cause”, if the individual has an employment agreement with the Company or any subsidiary that includes a definition of “Cause” or an equivalent term, “Cause” shall be determined in accordance with the definition in such employment agreement, if any.

“CEO Director” has the meaning set forth in Section 4.1(a).

“Certificate” means the Third Amended and Restated Certificate of Incorporation of the Company, dated on or about the date hereof, as amended, restated, or amended and restated from time to time.

“Common Stock” means, collectively, the Common Stock of the Company, par value $0.00001 per share, which, for avoidance of doubt, shall include any Common Stock issuable upon conversion of the Series C Stock in accordance with and subject to the conditions applicable to the SL Stockholders or the PEP Stockholders in the Charter, including with respect to compliance with the HSR Act (as defined in the Charter) if applicable .

“Common Stock Equivalents” means rights, warrants, options, convertible shares, exchangeable shares or indebtedness or other rights, exercisable for or convertible or exchangeable into, directly or indirectly, Common Stock or securities exercisable for or convertible into Common Stock, as the case may be, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

“Company” has the meaning set forth in the Preamble.

“Competitor” means any other Person engaged in the business of providing technology and software solution services to businesses or that otherwise competes with or performs services in competition with the business of the Company.

“Controlling Stockholders” means, with respect to a drag-along transaction pursuant to Section 2.5: (i) initiated pursuant to Section 4.9(a), the SL Stockholders, and (ii) otherwise, (A) the PEP Stockholders if they hold more Common Stock (on an as-converted basis) than the SL Stockholders, (B) the SL Stockholders if they hold more Common Stock (on an converted basis) than the PEP Stockholders, and (C) the PEP Stockholders and SL Stockholders, acting together, if they own an equal amount of Common Stock (on an as-converted basis).

“Debt Financing Source Observer” has the meaning set forth in Section 4.1(a).

“Dispute Notice” has the meaning set forth in Section 5.6.

“Drag Along Notice” has the meaning set forth in Section 2.5(b).

“Drag Along Percentage” means, with respect to a drag-along transaction pursuant to Section 2.5, the percentage of the Shares held by each Stockholder to be sold in such transaction as specified by the Controlling Stockholders.

“Effective Date” has the meaning set forth in the Preamble.

“Eligible Stockholder” means the PEP Stockholders, the SL Stockholders and each Stockholder who owns at least 4% of the issued and outstanding Shares; provided, however, that a Stockholder (other than the PEP Stockholder or SL Stockholder) shall cease to be an Eligible Stockholder at any time such stockholder is in material breach of any material contractual obligations to the Company.

“EverCommerce Companies” has the meaning set forth in Section 5.3.

“Exchange Agreement” means that certain Exchange Agreement, dated as of August 23, 2019, by and among the Company, the SL Stockholders, and the Management Selling Stockholders.

“Foreclosed Shares” has the meaning set forth in Section 2.9(a).

“GAAP” means United States generally accepted accounting principles, consistently applied in accordance with the Company’s audited financial statements.

“Indebtedness” means, as of the close of business on the Business Day immediately prior to any relevant measurement time, with respect to the Company and its subsidiaries, without duplication: (a) all indebtedness for borrowed money (excluding any trade payables or accounts payable, in each case arising in the ordinary course of business); (b) all obligations evidenced by bonds, notes, debentures, bankers acceptances or similar instruments; (c) all obligations in respect of letters of credit or similar instruments, in each case, to the extent drawn; (d) all obligations with respect to leases required to be accounted for as capital or finance leases under GAAP; (e) all obligations for the deferred purchase price of property, assets or services, including “earn-outs” and “seller notes” (excluding any trade payables or accounts payable, in each case, arising from the ordinary course of business), in each case described in this clause (e), to the extent such amounts would be required to be accrued under GAAP; (f) all guarantees of any of the foregoing or any other indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse); and (g) all accrued interest, prepayment premiums, penalties, fees, expenses or other payment obligations related to the payment of each of the foregoing.

“Independent Third Party” means any Person (i) who, immediately prior to the contemplated transaction, does not, together with its Affiliates, own directly or indirectly in excess of 10% of the outstanding Shares (a “10% Owner”), (ii) who is not an Affiliate of any such 10% Owner or a PEP Stockholder or a SL Stockholder, (iii) who is not a Permitted Transferee of any such 10% Owner or a PEP Stockholder or a SL Stockholder, (iv) who is not the PEP Stockholders, an Affiliate of the PEP Stockholders or otherwise eligible to receive a Permitted Transfer, (v) who is not the SL Stockholders, an Affiliate of the SL Stockholders or otherwise eligible to receive a Permitted Transfer and (vi) does not own in excess of 10% of the equity of a PEP Stockholder or a SL Stockholder.

“Member of the Immediate Family” means, with respect to any individual, (i) each spouse, child or grandchild of such individual or child or grandchild of such individual’s spouse, (ii) each trust created solely for the benefit of one or more of such individual and the Persons listed in clause (i) above, (iii) each custodian or guardian of any property of one or more of the Persons listed in clause (i) above, in his capacity as such custodian or guardian and (iv) each limited partnership or limited liability company controlled by such individual or one or more of the Persons listed in clause (i) above solely for the benefit of one or more of such Persons.

“Net Debt” means the difference of Indebtedness minus Cash.

“Net Income” means, at any relevant measurement time, the net income (or loss) of any Person (on a consolidated basis) for the twelve-month period ending on the last Business Day of the fiscal quarter ending immediately prior to such measurement time for which financial information is available, after deduction of all expenses (other than non-recurring expenses), taxes and other proper charges, determined in accordance with GAAP.

“Non-Party” has the meaning set forth in Section 7.13(b).

“Participating Buyer” has the meaning set forth in Section 3.3.

“Participating Seller” has the meaning set forth in Section 2.4(c).

“Participation Commitment” has the meaning set forth in Section 3.3.

“Participation Notice” has the meaning set forth in Section 3.2.

“Participation Percentage” has the meaning set forth in Section 3.2(a).

“Party” has the meaning set forth in Section 7.13(b).

“PEP Directors” has the meaning set forth in Section 4.1(a).

“PEP Series C Subscription Agreement” has the meaning set forth in the Recitals.

“PEP Services Agreement” means that certain management services agreement, dated as of August 23, 2019, between the Company and the other parties thereto and Providence Strategic Growth Capital Partners, LLC.

“PEP Stockholder” has the meaning set forth in the Preamble.

“Permitted Transferees” means, with respect to: (i) any Stockholder who is an entity: Affiliates (including, in the case of private equity funds, any affiliated funds) or debt financing sources of such Stockholder or its Affiliates (but shall not include debt financing sources of a portfolio company of any Stockholder or its Affiliates solely as a result of being a debt financing source of such portfolio company); (ii) any Stockholder who is a natural person: (A) a Member of the Immediate Family of such Stockholder; (B) any trust for estate planning purposes, the beneficiaries of which are the Stockholder and Members of the Immediate Family of such Stockholder; and (C) upon the death of such Stockholder, by the will or other instrument taking effect at the death of such Stockholder or by applicable laws of descent and distribution, such Stockholder’s estate, executors, administrators and personal representatives and then such Stockholder’s heirs, legatees or distributes, whether or not such recipients are Members of the Immediate Family of such Stockholder; and (iii) subject to Section 2.9: (A) any debt financing source of a Stockholder or its Affiliates that Transfers pledged Shares to itself or to one of its Affiliates, or (B) any Stockholder or its Affiliates that has been or is being foreclosed upon by its debt financing source, any Person who is not a Competitor that is Transferred such pledged Shares in connection with a foreclosure upon such Shares.

“Person” means an individual, partnership, joint venture, association, corporation, trust, estate, limited liability company, limited liability partnership, or any other legal entity.

“Preferred Stock” means the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

“Prior SHA” has the meaning set forth in the Preamble.

“Prospective Buyer” means either an Independent Third Party or group of Independent Third Parties, as the case may be.

“Prospective Selling Holder” has the meaning set forth in Section 2.4(a).

“Prospective Subscriber” has the meaning set forth in Section 3.2(a).

“Proposed Transfer Notice” has the meaning set forth in Section 2.9(a).

“Public Offering” means a public offering and Sale of the common equity of the Company (or a successor corporation) for cash registered under the Securities Act.

“Public Sale” means a Public Offering or a Sale to the public pursuant to and in compliance with Rule 144 or any successor rule promulgated under the Securities Act.

“Refreshed ROFO Offer” has the meaning set forth in Section 2.9(a).

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, dated on or about the date hereof, pursuant to which certain stockholders are granted registration rights.

“ROFO Notice Period” has the meaning set forth in Section 2.9(a).

“ROFO Offer” has the meaning set forth in Section 2.9(a).

“Rollover Agreement” means the Contribution and Exchange Agreements, dated as of October 17, 2016, by and between the Company and each of the Rollover Stockholders.

“Rollover Stockholders” has the meaning set forth in the Preamble.

“Sale” has the meaning set forth in Section 2.4(a).

“Sale Transaction” means a transaction that qualifies as a Deemed Liquidation Event (whether or not waived under the Certificate) as defined in the Certificate or any transaction or series of related transactions which results in the transfer of 50% or more of the combined voting power (assuming the conversion of all Shares to Common Stock) of the Company to an Independent Third Party or group of Independent Third Parties.

“Securities Act” means the Securities Act of 1933, as amended.

“Sell” has the meaning set forth in Section 2.4(a).

“Series A Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.00001 per share.

“Series B Preferred Stock” means the Series B Preferred Stock of the Company, par value $0.00001 per share.

“Series B Purchase Agreement” has the meaning set forth in the Preamble.

“Series C Preferred Stock” means the Series C Convertible Preferred Stock of the Company, par value $0.00001 per share.

“Series C Subscription Agreements” has the meaning set forth in the Recitals.

“Services Agreements” means the SL Services Agreement and the PEP Services Agreement.

“Shares” means, collectively, the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Common Stock and other Common Stock Equivalents of the Company or any subsidiary, but not inclusive of unexercised stock options issued to employees pursuant to equity incentive plans of the Company, now owned or hereafter acquired by the parties hereto.

“SL Co-Invest” has the meaning set forth in the Preamble.

“SL Directors” has the meaning set forth in Section 4.1(a).

“SL Debt Financing Sources” means (i) a lender or other debt financing source of the SL Stockholders or their Affiliates who receives Shares as a Permitted Transferee in accordance with the terms of this Agreement solely as a result of providing financing to the SL Stockholders or its Affiliates; or (ii) a Permitted Transferee of such lenders or other debt financing sources who receives Shares as a Permitted Transferee in accordance with the terms of this Agreement; provided that, for the purposes hereof a lender or other debt financing source shall not be a SL Debt Financing Sources solely by virtue of having a security interest in any Shares.

“SL Holdings” has the meaning set forth in the Preamble.

“SL Series C Investment Amount” means the aggregate amount the SL Stockholders paid to acquire shares of Series C Preferred Stock.

“SL Series C Subscription Agreement” has the meaning set forth in the Recitals.

“SL Series B Investment Amount” means the aggregate amount the SL Stockholders paid to acquire shares of Series B Preferred Stock, including the aggregate amount paid to acquire shares of Common Stock exchanged for Series B Preferred Stock pursuant to the Exchange Agreement.

“SL Services Agreement” means that certain management services agreement, dated as of August 23, 2019, between the Company and the other parties thereto and Silver Lake Alpine Management Company, L.L.C.

“SL Stockholder” has the meaning set forth in the Preamble.

“Stockholders” has the meaning set forth in the Preamble.

“Subject Securities” has the meaning set forth in Section 3.1.

“Subscription Agreement” means those certain Subscription Agreements pursuant to which the PEP Stockholders acquired Series A Preferred Stock.

“Tag Along Notice” has the meaning set forth in Section 2.4(b).

“Tag Along Offer” has the meaning set forth in Section 2.4(c).

“Tag Along Offerors” has the meaning set forth in Section 2.4(b).

“Tag Along Sale Percentage” has the meaning set forth in Section 2.4(b)(i).

“Tag Along Sellers” has the meaning set forth in Section 2.4(c).

“Theory of Liability” has the meaning set forth in Section 7.13(b).

“Transfer” means a direct or indirect sale, assignment, pledge, encumbrance, abandonment, disposition or other transfer, whether voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise, including (i) any interspousal transfer incident to a dissolution of marriage, and (ii) any redemption of Shares by the Company, and may be used either as a verb or a noun; provided, however, that a transfer by a limited partner, member or equity holder of the PEP Stockholders or their respective Affiliates or the SL Stockholders or their respective Affiliates, of its interest in an entity not formed for the purpose of investing in the Company will not be a considered a transfer for the purposes hereof.

ARTICLE II
TRANSFERS OF SHARES

2.1          Transfers.  Prior to any Public Offering, no Stockholder shall Transfer any Share unless: (i) such Stockholder is (A) not a SL Stockholder and has received the prior written consent of the Board of Directors (other than with respect to a Stockholder’s exercise of its rights pursuant to Section 2.4) and holders of a majority of the Shares (on an as-converted basis) held by the SL Stockholders, or (B) a SL Stockholder and has received the prior written consent of the Board of Directors (other than with respect to a Stockholder’s exercise of its rights pursuant to Section 2.4) and holders of a majority of the Shares (on an as-converted basis) held by the PEP Stockholders, and (ii) such Stockholder shall have complied with the provisions of Sections 2.2, 2.4, 2.5 and 2.6, if and as applicable; provided, however, that clause (i) of this Section 2.1 and the requirements in clause (ii) of this Section 2.1 to comply with Sections 2.4, 2.5 and 2.6 shall not apply to Transfers to Permitted Transferees.  Notwithstanding anything herein to the contrary, a redemption of shares held by SL Stockholders pursuant to Section 6 of Article Fourth of the Certificate, shall not be subject to the terms set forth in this Article II.

2.2          Conditions to Transfer.  No Transfers (other than pursuant to the exercise of a holder’s rights contained in Sections 2.5 or 2.6) of any Share may be made unless and until the Board of Directors shall have received all of the following (to the extent applicable to the proposed Transfer):

(a)          if requested by the Board of Directors, an opinion of responsible counsel (who may be counsel for the Company), reasonably satisfactory in form and substance to the Board of Directors, to the effect that:

(i)	such Transfer would not violate the Securities Act or any state securities or “Blue Sky” laws applicable to the Company or any Share to be transferred;

(ii)
such Transfer would not require the Company or Board of Directors to register as an investment adviser under the Investment Advisers Act of 1940, as amended, or to register as an investment company under the Investment Company Act of 1940, as amended;

(b)          the agreement in writing of such transferee to comply with all of the terms and provisions of this Agreement and representations, warranties and covenants reasonably acceptable to the Board of Directors regarding those matters addressed in Article II of the Subscription Agreements;

(c)          the execution by the transferee of a Joinder Agreement; and

(d)          the applicable share certificates for cancellation accompanied by a transfer power duly executed in blank (or, if the registered holder of a share certificate alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate).

Notwithstanding the foregoing, it shall not be a condition to a Transfer consisting solely of the SL Stockholders pledging Shares to comply with this Section 2.2 unless and until the SL Debt Financing Sources acquire beneficial ownership of such Shares (it being understood that the possession or exercise of the right to exercise remedies with respect to such Shares by a SL Debt Financing Source shall not constitute beneficial ownership of such Shares by a SL Debt Financing Source unless and until such SL Debt Financing Source Transfers such Shares to itself or to one of its Affiliates); provided, further, that any Transfer of Shares to the SL Debt Financing Sources or Transfer of Shares by the SL Debt Financing Sources shall not be required to deliver an opinion pursuant Section 2.2(a) hereof.

2.3          Records.  In the event of a Transfer in compliance with the terms of this Agreement: (a) the Board of Directors shall cause the books and records of the Company to be amended promptly to reflect such Transfer; and (b) the Board of Directors shall cause the Company to issue a new share certificate to the transferee for the number and class of Shares being Transferred and, if applicable, a new share certificate to the Transferring Stockholder for that number and class of Shares represented by the canceled share certificate that are not being Transferred.

2.4          Tag Along.

(a)          No Stockholder (each such Stockholder, a “Prospective Selling Holder”) shall Transfer any Share for value (a “Sale”, or any similar formulation of the verb “Sell”) to any Prospective Buyer except in the manner and on the terms set forth in this Section 2.4.  Any attempted Transfer of Shares not in compliance with this Section 2.4 shall be null and void, and the Company shall not in any way give effect to any such impermissible Transfer.

(b)          A written notice (the “Tag Along Notice”) shall be furnished by the Prospective Selling Holders to each Eligible Stockholder (collectively, the “Tag Along Offerors”) at least ten (10) Business Days prior to such Transfer.  The Tag Along Notice shall include:

(i)
The principal terms of the proposed Sale, including the number and class or series of Shares to be purchased from the Prospective Selling Holders, the percentage of Shares held by the Prospective Selling Holder which such number of Shares proposed to be so purchased constitutes (the “Tag Along Sale Percentage”), the expected per Share purchase price to be received by the Prospective Selling Holders (as calculated on an as converted basis), the name and address of the Prospective Buyer and a good-faith estimate of the amounts described in Section 2.6(e); and

(ii)
An invitation to each Tag Along Offeror to make an offer to include in the proposed Sale to the Prospective Buyer an additional number of Shares of each class or series (not in any event to exceed the Tag Along Sale Percentage of Shares of such class or series owned by such Tag Along Offeror) owned by such Tag Along Offeror, for a price per Share of such class or series equal to the price per Share (as calculated on an as-converted basis) the Prospective Selling Holder will receive in such Sale and otherwise on the same terms and conditions with respect to each Share sold (subject to Section 2.6), as the Prospective Selling Holders shall Sell each of their Shares.

(c)          Within ten (10) Business Days after the delivery of the Tag Along Notice, each Tag Along Offeror desiring to make an offer to include Shares in the proposed Sale (each a “Participating Seller” and, together with the Prospective Selling Holders, collectively, the “Tag Along Sellers”) shall send a written offer (the “Tag Along Offer”) to the Prospective Selling Holders specifying the number of Shares (not in any event to exceed the Tag Along Sale Percentage of Shares owned by such Participating Seller) which such Participating Seller desires to have included in the proposed Sale.  Each Tag Along Offeror who does not so accept the Prospective Selling Holders’ invitation to make an offer to include Shares in the proposed Sale shall be deemed to have waived all of such Tag Along Offeror’s rights with respect to such Sale, and the Tag Along Sellers shall thereafter be free to Sell to the Prospective Buyer on terms which are not materially more favorable to the Tag Along Sellers than those set forth in the Tag Along Notice, without any further obligation to such non-accepting Tag Along Offerors.

(d)          The Prospective Selling Holders shall use their reasonable efforts to obtain the inclusion in the proposed Sale of the entire number of Shares which the Tag Along Sellers desire to have included in the Sale (as evidenced in the case of the Prospective Selling Holders by the Tag Along Notice and in the case of each Participating Seller by such Participating Seller’s Tag Along Offer).  In the event the Prospective Selling Holders shall be unable to obtain the inclusion of such entire number of Shares in the proposed Sale, the number of Shares to be sold in the proposed Sale by each Tag Along Seller shall be reduced on a pro rata basis according to the proportion which the number of all Shares which each such Tag Along Seller desires to have included in the Sale bears to the aggregate number of all Shares which all of the Tag Along Sellers desire to have included in the Sale.

(e)          The offer of each Participating Seller contained in such Participating Seller’s Tag Along Offer shall be irrevocable, and, to the extent such offer is accepted, such Participating Seller shall be bound and obligated to Sell in the proposed Sale on the same terms and conditions, with respect to each Share sold (subject to Section 2.6), as the Prospective Selling Holders, up to such number of Shares as such Participating Seller shall have specified in such Participating Seller’s Tag Along Offer; provided, however, that: (i) if the principal terms of the proposed Sale change with the result that the terms shall be materially less favorable to the Tag Along Sellers than those set forth in the Tag Along Notice, each Participating Seller shall be permitted to withdraw the offer contained in his Tag Along Offer and shall be released from such Participating Seller’s obligations thereunder; and (ii) if, at the end of the120th day following the date of the effectiveness of the Tag Along Notice, the Prospective Selling Holders have not completed the proposed Sale, each Participating Seller shall be released from such Participating Seller’s obligations under his Tag Along Offer, the Tag Along Notice shall be null and void, and it shall be necessary for a separate Tag Along Notice to be furnished, and all of the terms and provisions of this Section 2.4 separately complied with, in order to consummate such proposed Sale pursuant to this Section 2.4, unless the failure to complete such Sale resulted from any failure by any Participating Seller to comply with the terms of this Section 2.4; provided, however, that if any governmental approvals are required in connection with such Sale, such 120-day period shall be extended until the expiration of five (5) Business Days following the date on which all governmental approvals are obtained and any applicable waiting periods under applicable law have expired or been terminated.

(f)          If, prior to consummation, the terms of the proposed Sale shall change with the result that the terms of such proposed Sale shall be materially more favorable to the Tag Along Sellers than those set forth in the Tag Along Notice, the Tag Along Notice shall be null and void, and it shall be necessary for a separate Tag Along Notice to be furnished, and the terms and provisions of this Section 2.4 separately complied with, in order to consummate such proposed Sale pursuant to this Section 2.4; provided, however, that in the case of such a separate Tag Along Notice, each applicable period to which reference is made in Section 2.4 shall be the longer of (i) the remaining portion of the ten (10) business day period applicable to the assigned Tag Along Notice distributed in connection with such proposed transfer or (ii) five (5) Business Days.

(g)          Notwithstanding the foregoing provisions of this Section 2.4, no Stockholder shall have any tag along right pursuant to the provisions of this Section 2.4 with respect to any Transfer of Shares to Permitted Transferees or in a Public Sale.

(h)          The foregoing provisions of this Section 2.4 shall expire upon the closing of a Public Offering and shall not apply to any Shares which have been Sold in a Public Sale.

2.5          Drag Along.

(a)          In connection with a Sale Transaction, subject to Section 4.6 and Section 2.7, each Stockholder hereby agrees, if the Controlling Stockholders give the Drag Along Notice referred to in Section 2.5(b), to (i) Transfer the Drag Along Percentage of the Shares of each class or series of Shares held by such holder in the manner and on the terms set forth in Section 2.5(b) and (ii) vote for (to the extent permitted to vote for) and to be deemed to have consented to and agree to raise no objections against (and confirm such consent in writing) such Sale Transaction and the process by which such transaction was arranged, so long as such Sale Transaction complies with this Section 2.5; provided that, for the avoidance of doubt, any debt financing source of a Stockholder to whom any Shares are pledged shall not be prohibited (subject to Section 2.9) from Transferring to a Permitted Transferee (who shall execute a Joinder Agreement substantially in the form of Exhibit A and whose Shares remain subject to this Section 2.5) the Shares pledged to it pursuant to an exercise of remedies after the exercise of rights by the Controlling Stockholders under Section 2.5 and prior to consummation of the related Sale Transaction.

(b)          If the Controlling Stockholders elect to exercise their rights under this Section 2.5, a written notice (the “Drag Along Notice”) shall be furnished by the Controlling Stockholders to each other Stockholder.  The Drag Along Notice shall set forth the principal terms of the proposed Sale Transaction including, if and as applicable, the number and classes or series of Shares to be acquired by the Prospective Buyer in the Sale, the number and classes or series of Shares to be acquired from the Controlling Stockholders, the manner in which such Shares are to be sold, the per Share consideration to be received by each class or series of capital stock of the Company in the proposed Sale (which shall be the price per Share of such class or series in a Deemed Liquidation Event in which the Controlling Stockholders received the consideration that they will receive in such Sale and which may be estimated if the price is determined by a formula including variables which cannot be precisely determined until closing) and the name of the Prospective Buyer.

(c)          If requested by the Controlling Stockholders in order to consummate the proposed Sale Transaction to which reference is made in the Drag Along Notice, each other Stockholder shall be bound and obligated to take the actions set forth in Section 2.5(a) and Section 2.6.  No Stockholder shall have the right to exercise any tag along rights contained in Section 2.4 in connection with the proposed Sale to which reference is made in the Drag Along Notice.  If at the end of the 180th day following the date of the effectiveness of the Drag Along Notice the Controlling Stockholders, have not completed the proposed Sale, (i) each Stockholder shall be released from its obligation under the Drag Along Notice, (ii) the Drag Along Notice shall be null and void, and (iii) it shall be necessary for a separate Drag Along Notice to be furnished and the terms and provisions of this Section 2.5 separately complied with, in order to consummate such proposed Sale pursuant to this Section 2.5; provided, however, that if any governmental entity approvals are required in connection with such Sale, such 180-day period shall be extended until the expiration of five (5) Business Days following the date on which all governmental approvals are obtained and any applicable waiting periods under applicable law have expired or been terminated.

2.6          Miscellaneous Provisions Relating to Sales and Sale Transaction under Section 2.4 and 2.5.  The following provisions shall be applied to any Sale or Sale Transaction, as applicable, to which a Stockholder exercises rights under Section 2.4 or 2.5:

(a)          In the event the consideration to be paid in exchange for Shares in a proposed Sale or Sale Transaction, as applicable, pursuant to Section 2.4 or 2.5 includes any securities, and the offer thereof to, or receipt thereof by, a Stockholder would require under applicable law: (i) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities or (ii) the provision to any Stockholder of any information other than such information as would be required under Regulation D under the Securities Act in an offering made pursuant to Regulation D solely to accredited investors (as defined therein), the Prospective Selling Holder or Controlling Stockholders, as applicable, shall be obligated only to use their reasonable efforts to cause the requirements under Regulation D to be complied with to the extent necessary to permit such Stockholder to be offered and receive such securities, it being understood and agreed that the Prospective Selling Holder or Controlling Stockholders, as applicable, shall not be under any obligation to effect a registration of such securities under the Securities Act or similar statutes unless the securities issued to the Prospective Selling Holder or Controlling Stockholders, as applicable, are so registered.  Notwithstanding any provisions of this Section 2.6 or of Section 2.4 or 2.5, if use of reasonable efforts does not result in the requirements under Regulation D being complied with to the extent necessary to permit such Stockholder to be offered or receive such securities, the Prospective Selling Holder or Controlling Stockholders, as applicable, shall cause to be paid to such Stockholder in lieu thereof, against surrender of the Shares (in accordance with Section 2.6(e)) which would have otherwise been Sold by such Stockholder to the Prospective Buyer in the Sale, an amount in cash equal to the price per Share proposed to be paid for such Shares in the proposed Sale or Sale Transaction in exchange for Shares.  The obligation of the Prospective Selling Holder or Controlling Stockholders, as applicable, to use reasonable efforts to cause such requirements to have been complied with to the extent necessary to permit a Stockholder to be offered or receive such securities shall be conditioned on such Stockholder executing such documents and instruments, and taking such other actions (including if required by the Prospective Selling Holder or Controlling Stockholders, as applicable, agreeing to be represented during the course of such transaction by a “purchaser representative” (as defined in Regulation D) in connection with evaluating the merits and risks of the prospective investment and acknowledging that he was so represented), as the Prospective Selling Holder or Controlling Stockholders, as applicable, shall reasonably request in order to permit such requirements to be complied with.  Unless the Stockholder in question shall have taken all actions reasonably requested by the Prospective Selling Holder or Controlling Stockholders, as applicable, in order to comply with the requirements under Regulation D: (i) such Stockholder shall not have the right to require the payment of cash in lieu of securities under this Section 2.6(a) and (ii) the Prospective Selling Holder or Controlling Stockholders, as applicable, may proceed with the proposed Sale without the participation of such Stockholder.

(b)          Each selling Stockholder, whether in his capacity as a seller of Shares or holder of Shares, shall take or cause to be taken all such actions as may be reasonably necessary in order expeditiously to consummate each Sale or Sale Transaction, as applicable, pursuant to Section 2.4 or 2.5 and any related transactions, including (i) executing, acknowledging and delivering assignments, waivers and other documents or instruments; (ii) voting its shares as directed by the Prospective Selling Holder or Controlling Stockholders, as applicable; (iii) waiving dissenters or appraisal rights and not raising any objections; (iv) waiving and releasing any claims against the Company, the Board of Directors or any Stockholder related to the transactions that are the subject of a Drag Along Notice; (v) furnishing information and copies of documents; (vi) filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and (vii) otherwise cooperating with the Prospective Selling Holder or Controlling Stockholders, as applicable, and the Prospective Buyer; provided, however, that the selling Stockholders shall be obligated to become liable in respect of any representations, warranties, covenants, indemnities or otherwise to the Prospective Buyer solely to the extent provided in the immediately following sentence.  Without limiting the generality of the foregoing, each selling Stockholder agrees to execute and deliver such agreements as may be reasonably specified by the Prospective Selling Holder or Controlling Stockholders, as applicable, to which such Stockholders will also be party subject to the following limitations: each Stockholder shall only be required to: (y) make representations, warranties, covenants and other agreements as to the unencumbered title to and ownership of its Shares, the power, authority and legal right to Transfer such Shares and participate and enter into the transaction, the absence of any conflicts to the Transfer of such Shares, the absence of any litigation which could adversely affect such Transfer and the absence of any claims for brokerage fees or similar compensation in connection with such Transfer; and/or (z) except in the case of fraud, be severally (with all other sellers) liable (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and agreements in respect of the Company and its subsidiaries (it being understood and agreed that in no event shall the aggregate liability of any Stockholder exceed such Stockholder’s pro rata portion of any such liability to be determined in accordance with such Stockholder’s portion of the aggregate proceeds to all holders of Shares in connection with such Sale); provided, however, that, other than for such Stockholder’s fraud or intentional misrepresentation, in no event shall the aggregate liability of any Stockholder in connection with such Sale exceed such Stockholder’s proceeds in connection with such Sale and provided further, that, for the avoidance of doubt, a Sale Transaction shall, in all instances, be subject to approval pursuant to Section 4.7(b), if applicable, and nothing in this Section 2.6 shall require any Party to waive any of its rights hereunder or under the Certificate.  Notwithstanding anything in this Section 2.6 to the contrary, neither the PEP Stockholders nor the SL Stockholders will be required to (i) enter into any non-competition or similar restrictive covenants in connection with such Sale or Sale Transaction pursuant to Section 2.4 or 2.5 or (ii) enter into any non-solicit or no-hire or similar restrictive covenants if such Stockholder does not receive any proceeds in connection with such Sale or Sale Transaction pursuant to Section 2.5.

(c)          All reasonable costs and expenses incurred by the Prospective Selling Holder or Controlling Stockholders, as applicable, PEP Stockholders, SL Stockholders and the Company in connection with any proposed Sale pursuant to Section 2.4 or 2.5 (whether or not consummated), including all attorney’s fees and charges, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions, shall be paid from the sales proceeds prior to distribution and shall be borne by all of the selling Stockholders pro rata based on the proceeds which would otherwise be received by them.  The Company may retain legal counsel and other advisors, if necessary, to assist with the Sale.  For the avoidance of doubt, the PEP Stockholders and SL Stockholders will not charge any monitoring fees in connection with any such Sale pursuant to Section 2.4 or 2.5.

(d)          The closing of a Sale pursuant to Section 2.4 or 2.5 shall take place at such time and place as the Prospective Selling Holder or Controlling Stockholders, as applicable, shall specify by reasonable notice to each selling Stockholder.  At the closing of any Sale under Section 2.4 or 2.5, each selling Stockholder shall deliver any certificates evidencing the Shares to be Sold by such Stockholder (or, if the registered holder of a share certificate alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate), duly endorsed, or with transfer powers duly endorsed, for transfer with signature guaranteed, free and clear of any liens or encumbrances, with any stock (or equivalent) transfer tax stamps affixed (if applicable), against delivery of the applicable consideration.  It is understood and agreed that no Stockholder shall have any liability to any other Stockholder arising from, relating to or in connection with any proposed Sale which has been the subject of a properly delivered Tag Along Notice or a properly delivered Drag Along Notice whether or not such proposed Sale is consummated (except solely to the extent, if any, as such holder may agree in the documentation specifically relating to such Sale).

(e)          Subject to Section 2.6(c), in connection with any Transfer of Shares pursuant to Section 2.4 or Section 2.5 (including the event that multiple classes of Shares are Transferred), the consideration paid in such Transfer shall be distributed concurrently with, or reasonably promptly after, the receipt of such consideration by the Controlling Stockholder, to the classes and series of Shares in accordance with the provisions of the Certificate as if such Transfer was a Deemed Liquidation Event, assuming (i) a liquidation value of the Company derived from the value paid for the Shares in such Transfer and (ii) that the only Shares outstanding are the Shares subject to the Transfer.

(f)          No Stockholder shall be a party to a transac-tion or series of related transactions (i) in which a Person, or a group of related Persons (other than a Permitted Transferee or Permitted Transferees), acquires from stockholders of the Company shares representing more than 50% of the out-standing voting power of the Company or (ii) that qualifies as a Deemed Liquidation Event unless (x) all parties hereto are allowed to participate in such transaction(s) and (y) the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Certificate in effect immediately prior to such transaction (as if such transaction(s) were a Deemed Liquidation Event). No Shares pledged to any debt financing source of a Stockholder shall be subject to Section 2.5 if more than 35% of the consideration payable in such Sale Transaction is in any form other than cash.

2.7          SL Debt Financing Sources - Restrictions.  For so long as one or more SL Debt Financing Sources hold Shares representing in the aggregate more than 50% of the aggregate Common Stock (on an as-converted basis) owned by the SL Stockholders and the SL Debt Financing Sources at the applicable time, then the SL Debt Financing Sources, acting by majority of Shares held by the SL Debt Financing Sources, shall be entitled to exercise the rights of the SL Stockholders and the SL Debt Financing Observer under this Agreement and the Certificate, subject to the following and Section 2.8:

(a)          neither the SL Stockholders nor the SL Debt Financing Sources will be entitled to exercise the rights in clauses (d), (e), (g), (h), (j), (k), or (l) of Section 4.6;

(b)          neither the SL Stockholders nor the SL Debt Financing Sources will be entitled to exercise the rights in clauses (a) or (b) of Section 4.7 with respect to the authorization, creation or issuance of any additional Series B Stock or any security that is junior to the Series B Stock; and

(c)          neither the SL Stockholders nor the SL Debt Financing Sources will be entitled to exercise the rights in Section 2.5 until the sixth anniversary of the date of this Agreement.

2.8          SL Debt Financing Sources – Reversion of Rights.  Upon the SL Debt Financing Sources ceasing to hold more than 50% of the aggregate Common Stock (on an as-converted basis) owned by the SL Stockholders and the SL Debt Financing Sources at the applicable time, (i) Section 2.7 shall cease to apply, (ii) the SL Debt Financing Sources shall no longer be entitled to exercise any rights granted to the SL Stockholders or SL Debt Financing Source Observer hereunder or under the Certificate and (iii) the SL Stockholders shall be entitled to exercise all of the rights granted to the SL Stockholders and SL Directors under this Agreement and under the Certificate, subject in all cases to any applicable ownership thresholds contained herein.

2.9          Right of First Offer.

(a)          If any debt financing source of a Stockholder has foreclosed or is in the process of foreclosing on the Shares of such Stockholder (the “Foreclosed Shares”), and proposes to Transfer any Foreclosed Shares to a Person who is not a Competitor, the debt financing source shall first deliver written notice to the Company and the PEP Stockholders (the “Proposed Transfer Notice”) stating its bona fide intention to Transfer the Foreclosed Shares and specifying the number of Foreclosed Shares proposed to be Transferred.  In order to exercise their right of first offer under this Section 2.9, the PEP Stockholders may deliver a written notice (a “ROFO Offer”) to the selling debt financing source within ten (10) Business Days of receipt of the Proposed Transfer Notice (the “ROFO Notice Period”), specifying the number of Foreclosed Shares to be purchased and the material terms and conditions of their offer, including the price per Share in cash to be paid by the PEP Stockholders for the Foreclosed Shares.  If the PEP Stockholders do not deliver a ROFO Offer during the ROFO Notice Period, the PEP Stockholders shall be deemed to have waived all of their rights to purchase the Foreclosed Shares under this Section 2.9 and the debt financing source may seek to Transfer the Foreclosed Shares to a Permitted Transferee in accordance with the terms of this Agreement. If the PEP Stockholders deliver a ROFO Offer, within five (5) Business Days of receipt of the ROFO Offer, the selling debt financing source must notify the PEP Stockholders in writing that the selling debt financing source either accepts or rejects the ROFO Offer. If the debt financing source accepts the ROFO Offer, the debt financing source and PEP Stockholders shall proceed to expeditiously consummate the sale of the applicable Foreclosed Shares, which must be settled no later than (i) thirty (30) calendar days after the date of acceptance by the debt financing source if no regulatory approvals are required or, (ii) if any regulatory approvals are required, such extended deadline as the PEP Stockholders and such debt financing source may mutually agree (and if not so settled within such time frame, the PEP Stockholders shall be deemed to have waived all of their rights to purchase the Foreclosed Shares under this Section 2.9). If the debt financing source rejects the ROFO Offer, the debt financing source may, for a period of one hundred and eighty (180) calendar days thereafter, seek to Transfer the Foreclosed Shares to a Permitted Transferee free and clear of any right of the PEP Stockholders under this Section 2.9 for a price per Share greater than the price per Share offered by the PEP Stockholders and on terms not materially less favorable to such Permitted Transferee than as provided in the ROFO Offer.  At any time during the one hundred and eighty (180) calendar day period, the debt financing source may again give the PEP Stockholders an opportunity to submit another ROFO Offer (a “Refreshed ROFO Offer”) and the terms of this Section 2.9 shall apply to such Refreshed ROFO Offer mutatis mutandis; provided, however, that for the purposes of a Refreshed ROFO Offer, the ROFO Notice Period shall be five (5) Business Days instead of ten (10) Business Days.

(b)          The foregoing provisions of this Section 2.9 shall expire upon the closing of a Public Offering and shall not apply to any Shares which have been sold in a Public Sale.

ARTICLE III
PREEMPTIVE RIGHTS

3.1          Preemptive Rights.  The Company shall not and shall cause its subsidiaries not to issue or sell any Shares to any Person (each an issuance of “Subject Securities”), except in compliance with the provisions of this Article III.

3.2          Timing and Procedures. Not fewer than five (5) Business Days prior to the consummation of the issuance of Subject Securities, a written notice (the “Participation Notice”) shall be given by the Company to each Eligible Stockholder.  The Participation Notice shall include:

(a)          The principal terms of the proposed issuance, including (i) the number and kind of Subject Securities to be included in the issuance, (ii) the price per share of the Subject Securities, (iii) the percentage represented by the number of Shares (assuming all Shares were converted to Common Stock) owned, beneficially and of record, by such Eligible Stockholder immediately prior to the issuance divided by the aggregate number of Shares owned, beneficially and of record, by all Eligible Stockholders (assuming all Shares were converted to Common Stock) immediately prior to such issuance (the “Participation Percentage”) and (iv) the name and address of each Person to whom the Subject Securities are proposed to be issued (each a “Prospective Subscriber”); provided, however, that if the consideration to be paid by the Prospective Subscriber for the Subject Securities contains non-cash consideration, then the Participation Notice shall also specify the fair market value (as reasonably determined by the Board of Directors, including at least one SL Director (or the Debt Financing Source Observer, if applicable) and one PEP Director) of such non-cash consideration; and

(b)          An offer by the Company to issue to such Eligible Stockholder such portion (not in any event to exceed such holder’s Participation Percentage of the total amount of Subject Securities to be included in the issuance) of the Subject Securities to be included in the issuance as may be requested by such Eligible Stockholder, at the same price and otherwise on the same terms and conditions, with respect to each share of Subject Securities issued to such Eligible Stockholder, as the issuance to each of the Prospective Subscribers; provided, however, that if the consideration to be paid by the Prospective Subscriber for the Subject Securities contains non-cash consideration, then such offer shall give each such Eligible Stockholder the option to pay, in lieu of delivery of such non-cash consideration, cash in the amount of the fair market value (as reasonably determined by the Board of Directors, including at least one SL Director (or the Debt Financing Source Observer, if applicable) and one PEP Director) of such non-cash consideration.

3.3          Exercise of Rights.  Each Eligible Stockholder desiring to accept the offer contained in the Participation Notice shall send an irrevocable commitment (each a “Participation Commitment”) to the Company within five (5) Business Days after the date of delivery of the Participation Notice specifying the amount or proportion (not in any event to exceed such holder’s Participation Percentage of the total amount of Subject Securities to be included in the issuance) of Subject Securities which such Eligible Stockholder desires to be issued (each a “Participating Buyer”).  Each Eligible Stockholder that has not so accepted such offer shall be deemed to have irrevocably waived all of such holder’s rights solely with respect to such issuance under this Article III.  The Company shall thereafter be free to issue Subject Securities to the Prospective Subscribers and any Participating Buyers on terms not materially more favorable to the Prospective Subscribers than those set forth in the Participation Notice, without any further obligation to such non-accepting Eligible Stockholders.  If, prior to consummation, the terms of such proposed issuance shall change with the result that the terms shall be materially more favorable to the Prospective Subscribers than those set forth in the Participation Notice, it shall be necessary for a separate Participation Notice to be furnished, and the terms and provisions of this Article III separately complied with, in order to consummate such issuance pursuant to this Article III; provided, however, that in the case of such a separate Participation Notice, each applicable period to which reference is made in this Article III shall be two (2) Business Days.

3.4          Binding Obligation.  The acceptance of each Participating Buyer shall be irrevocable except as hereinafter provided, and each such Participating Buyer shall be bound and obligated to acquire in the issuance on terms and conditions no less favorable than set forth in the Participation Notice, with respect to each share of Subject Securities issued, as the Prospective Subscribers (subject to the proviso to Section 3.2(b)), such amount or proportion of Subject Securities as such Participating Buyer shall have specified in such Participating Buyer’s Participation Commitment.

3.5          Reissuance of Notice.  If at the end of the one hundred and twentieth (120th) day following the date of the effectiveness of the Participation Notice the Company has not completed the issuance on the terms and conditions specified in such Participation Notice, each Participating Buyer shall be released from its obligations under such Participating Buyer’s Participation Commitment, the Participation Notice shall be null and void, and it shall be necessary for a separate Participation Notice to be furnished, and all of the terms and provisions of this Article III separately complied with, in order to consummate any issuance subject to this Article III.

3.6          Cooperation.  Each Eligible Stockholder, in his capacity as a Participating Buyer, shall take or cause to be taken all such reasonable actions as may be reasonably necessary or desirable in order to consummate expeditiously each issuance pursuant to this Article III and any related transactions, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments, filing applications, reports, returns, filings and other documents or instruments with governmental authorities, and otherwise cooperating with the Company, the Prospective Subscribers and the Participating Buyers (if any).  Without limiting the generality of the foregoing, each such Participating Buyer agrees to execute and deliver such subscription and other agreements specified by the Company to which the Prospective Subscriber will be party.  Notwithstanding the foregoing, the execution, acknowledgement and delivery of any such consents, assignments, waivers, agreements, instruments, applications, reports, returns, filings and other documents shall not require any Eligible Stockholder to make any representation or warranty (other than the representations and warranties regarding those matters addressed in Article III of the Subscription Agreement), and any and all costs of preparing the foregoing consents, assignments, waivers, agreements, instruments, applications, reports, returns, filings and other documents shall be borne by the Company.  Nothing in this Section 3.6 shall require any Eligible Stockholder to take any actions under Section 4.6 or Section 4.7.

3.7          Costs and Expenses.  All costs and expenses incurred by any Eligible Stockholder in connection with any proposed issuance of Subject Securities (whether or not consummated), including all attorney’s fees and charges, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions, shall be borne by such holder.

3.8          Closing of Preemptive Issuance.  The closing of an issuance pursuant to this Article III shall take place at such time and place as the Company shall specify by notice to each Participating Buyer given not less than five (5) Business Days prior to the closing of the issuance.  At the closing of any issuance under this Article III, each Participating Buyer shall be delivered the notes, certificates or other instruments evidencing the Subject Securities to be issued to such Participating Buyer, registered in the name of such Participating Buyer or his designated nominee, free and clear of any liens or encumbrances, with any transfer tax stamps affixed (if applicable), against delivery by such Participating Buyer of the applicable consideration.

3.9          Exclusions.  Notwithstanding the preceding provisions of this Article III, the preceding provisions of this Article III shall not apply to:

(a)          any issuance of Shares to officers, employees, directors, advisors or consultants of the Company or any subsidiary of the Company in each case in connection with their compensation or employment as such (other than an issuance to a PEP Stockholder or SL Stockholder or an Affiliate of a PEP Stockholder or SL Stockholder);

(b)          any issuance of Shares in connection with a debt issuance, commercial loan or leasing transaction that is approved by the Board of Directors provided that the fair market value of such Shares at the time of issuance (as reasonably determined by the Board of Directors) does not exceed 5% of the face amount of such debt, loan or leasing obligation;

(c)          any issuance of Shares which are being made or offered to all Eligible Stockholders pro rata in accordance with the amount of Shares (assuming all Shares were converted to Common Stock) held by such Eligible Stockholders;

(d)          any issuance of Shares in a Public Offering;

(e)          any issuance of Shares as consideration in any merger or acquisition (including the acquisition of assets) or similar transaction by the Company;

(f)          the issuance by the Company of Shares pursuant to the Series B Purchase Agreement (including the exchange of Shares) or the Exchange Agreement; and

(g)          issuance by the Company of Shares pursuant to the Series C Subscription Agreements.

3.10          Reserved.

3.11          Compliance with Laws.  If the offer to or receipt of any Subject Securities by an Eligible Stockholder would require under applicable law: (i) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities or (ii) the provision to such holder of any information other than such information as would be required under Regulation D in an offering made pursuant to Regulation D solely to accredited PEP Stockholders, the Company shall be obligated only to use reasonable efforts to cause the requirements under Regulation D to be complied with to the extent necessary to permit such holder to be offered and receive such securities, it being understood and agreed that the Company shall not be under any obligation to effect a registration of such securities under the Securities Act or similar statutes unless the securities offered and issued to the Prospective Subscriber are so registered.  Notwithstanding any provisions of this Article III, if use of reasonable efforts does not result in the requirements under Regulation D being complied with to the extent necessary to permit such Eligible Stockholder to be offered and receive such securities, the Company shall be under no obligation under this Article III with respect to such holder.  The obligation of the Company to use reasonable efforts to cause such requirements to have been complied with to the extent necessary to permit a Eligible Stockholder to be offered and receive such Subject Securities shall be conditioned on such Eligible Stockholder executing such documents and instruments, and taking such other actions (including if required by the Company, agreeing to be represented during the course of such transaction by a “purchaser representative” (as defined in Regulation D) in connection with evaluating the merits and risks of the prospective investment and acknowledging that it was so represented), as the Company shall reasonably request in order to permit such requirements to be complied with.  Unless the Common Stock holder in question shall have taken all actions reasonably requested by the Company in order to comply with the requirements under Regulation D, the Company may proceed with the proposed issuance without the participation of such holder.

3.12          Accelerated Offering.  Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of this Article III prior to an issuance of Subject Securities, the Company may elect to deliver a Participation Notice to the Eligible Stockholders within thirty (30) days after the issuance of Subject Securities.  Each Eligible Stockholder shall have ten (10) days from the date notice is given to elect to purchase up to the number of Subject Securities that would, if purchased by such Eligible Stockholder, maintain such Eligible Stockholder’s Participation Percentage, calculated as set forth in Section 3.2(a) before giving effect to the issuance of such Subject Securities.  The closing of such sale shall occur within sixty (60) days of the date notice is given to the Eligible Stockholders.  Notwithstanding the foregoing, the Company shall be deemed to have complied with this Article III, including this Section 3.12, if the Eligible Stockholders who initially purchased the Subject Securities agree in writing to, and within forty-five (45) days after such issuance does, offer to sell, and sells, such number of Subject Securities to each Eligible Stockholder that would be necessary to effectuate the intent of this Article III.

ARTICLE IV
BOARD OF DIRECTORS; ROLLOVER STOCKHOLDER RIGHTS; VOTING; PROXY AND POWER OF ATTORNEY

4.1          Board of Directors.

(a)          Subject to Section 4.1(b) hereof, the Stockholders will vote, or cause to be voted, all voting Shares of the Company and will take all other necessary or desirable actions within their control, and the Company will take all necessary or desirable actions within its control, to cause the authorized number of directors of the Company and to be established at nine (9) (each of whom shall have the number of votes set forth in the Certificate) and to elect or appoint or cause to be elected or appointed to the Board of Directors and cause to be continued in office, (i) two (2) directors designated by the holders of a majority of the Shares (on an as-converted basis) held by the PEP Stockholders (each of whom shall be designated “PEP Directors”), (ii) two (2) directors designated by the holders of a majority of the Shares (on an as-converted basis) held by the SL Stockholders (each of whom shall be designated “SL Directors”), (iii) four (4) directors designated as mutually agreed by (x) the holders of a majority of the Shares (on an as-converted basis) held by the SL Stockholders and (y) the holders of a majority of the Shares (on an as-converted basis) held by the PEP Stockholders  and (iv) the person then serving as Chief Executive Officer of the Company (the “CEO Director”), which initially shall be Eric Remer; provided, however, subject to Section 2.8 and the immediately following proviso, for so long as one or more SL Debt Financing Sources hold Shares representing in the aggregate more than 50% of the aggregate Common Stock (on an as-converted basis) owned by the SL Stockholders and the SL Debt Financing Sources at the applicable time, the SL Stockholders shall not have the right to appoint the SL Directors; provided, further, that in accordance with Section 2.8, upon one or more SL Debt Finance Sources ceasing to hold Shares representing in the aggregate more than 50% of the aggregate Common Stock (on an as-converted basis) owned by the SL Stockholders and the SL Debt Financing Sources at the applicable time; provided, that the SL Stockholders own Shares at such time, the preceding proviso shall cease to apply and, all Stockholders (including the SL Debt Financing Sources) will take all actions to immediately increase the authorized directors of the Company and appoint to the Board of Directors the SL Directors subject to any applicable ownership thresholds contained herein.  Each member of the Board of Directors shall have such number of votes applicable to such director as set forth in the Restated Certificate.  If either a PEP Director or a SL Director is included in any committees or subcommittee of the Board of Directors (or the boards, committees or subcommittees of any subsidiary of the Company), the Company shall cause the membership of such committee or subcommittee to include proportional representation of the then current PEP Directors and SL Directors, and voting on any matters by such committees shall be consistent with and proportional to the voting of the Board of Directors as a whole.  Notwithstanding anything to the contrary contain herein or in the Company’s bylaws, solely with respect to a decision by the Board of Directors to appoint or terminate a Chief Execute Officer of the Company, if there are fewer than five directors on the Board of Directors, then only a vote of three of the directors (irrespective of the votes such directors are entitled to cast) present at a meeting at which a quorum is present shall be an act of the Board of Directors; provided that, if there are only three directors on the Board of Directors and one such director is the CEO, then only a vote of two of the directors (irrespective of the votes such directors are entitled to cast) shall be an act of the Board of Directors.

(b)          Notwithstanding anything contained in Section 4.1(a), in the event that (1) Eric Remer is no longer serving as the Chief Executive Officer of the Company, (2) Eric Remer has not been terminated by the Company or any of its subsidiaries for Cause and did not terminate his employment at a time when he could have been terminated by the Company or any of its subsidiaries for Cause, (3) Eric Remer continues to hold Shares representing at least 50% of Eric Remer’s total ownership of the issued and outstanding Shares of the Company (assuming the conversion of all Shares to Common Stock, excluding any securities of the Company that are subject to vesting provisions) as a percentage of all of the issued and outstanding Shares of the Company (assuming the conversion of all Shares to Common Stock, excluding any securities of the Company that are subject to vesting provisions) on October 17, 2016, and (4) Eric Remer desires to serve as a director, the Stockholders will vote, or cause to be voted, all voting Shares of the Company and will take all other necessary or desirable actions within their control, and the Company will take all necessary or desirable actions within its control, to cause the authorized number of directors of the Company to be established at six (6), and to elect or appoint or cause to be elected or appointed to the Board of Directors and cause to be continued in office, (i) two PEP Directors, (ii) two SL Directors, (iii) the person then serving as Chief Executive Officer of the Company, and (iv) Eric Remer.  For illustrative purposes, if Eric Remer held 5% of the issued and outstanding Shares of the Company (assuming the conversion of all Shares to Common Stock, excluding any securities of the Company that are subject to vesting provisions) on October 17, 2016, this Section 4.1(b) would only apply in the event that Eric Remer continues to hold at least 2.5% of the issued and outstanding Shares of the Company (assuming the conversion of all Shares to Common Stock, excluding any securities of the Company that are subject to vesting provisions).

(c)          Only the party or parties who had the power to designate a director pursuant to this Section 4.1 shall have the power to remove such director except as set forth in Section 4.1(a) with respect SL Directors and this Section 4.1(c).  In the event that any director is removed or shall have resigned or become unable to serve, the parties who had the power to designate such director pursuant to this Section 4.1 shall have the power to designate a person to fill such vacancy, whereupon each of the parties hereto, or their successors and assigns, agree to take such action as is necessary to promptly elect such person to fill such vacancy (including, if necessary, calling a special meeting of the stockholders of the Company (or effecting a written consent in lieu thereof) and voting all shares owned by the parties hereto to accomplish such result).  Subject to Section 2.8 and Section 4.1(a), for so long as one or more SL Debt Financing Sources hold Shares representing in the aggregate more than 50% of the aggregate Common Stock (on an as-converted basis) owned by the SL Stockholders and the SL Debt Financing Sources at the applicable time, all Stockholders (including the SL Debt Financing Sources) will take all actions to immediately remove the SL Directors then in office and to reduce the authorized directors of the Company to the number of directors then in office.  In accordance with Section 2.8, upon one or more SL Debt Finance Sources ceasing to hold Shares representing in the aggregate more than 50% of the aggregate Common Stock (on an as-converted basis) owned by the SL Stockholders and the SL Debt Financing Sources at the applicable time, all Stockholders (including the SL Debt Financing Sources) will take all actions to immediately remove the SL Debt Financing Source Observer.  Except as provided above, no Stockholder shall vote in favor of, or otherwise take any actions in respect of, the removal of any director who shall have been designated or nominated pursuant to this Section 4.1.

(d)          The Company shall maintain directors and officers indemnity insurance coverage in effect at all times, and the Certificate and other organizational documents shall at all times provide for indemnification and exculpation of directors to the fullest extent permitted under applicable law.

(e)          Mr.  Remer’s rights under this Section 4.1 are personal and not transferable.

(f)          Sections 4.1(a), (b) and (c) and Section 4.10(a) shall be of no further force or effect immediately before the consummation of any Public Offering.

4.2          Rollover Stockholder Voting Rights.  So long as the Rollover Stockholders hold at least 10% of the Shares outstanding (assuming the conversion of all Shares to Common Stock), the Company shall not, without the prior written consent of the Rollover Stockholders holding a majority of the Shares (on an as-converted basis) held by the Rollover Stockholders, directly or indirectly (i) enter into or be a party to any transaction or agreement with any PEP Stockholder or SL Stockholder or SL Debt Financing Sources or any of their respective Affiliates (other than the Company and its subsidiaries), other than (x) any such transaction or agreement that is on arms’ length (or better) terms as approved in good faith by the Board of Directors or in the ordinary course of business between a portfolio company of a PEP Stockholder or a portfolio company of a SL Stockholder or SL Debt Financing Sources and the Company, or (y) any such transaction or agreement that exists as of August 23, 2019, including any such transaction or agreement pursuant to the exercise by any PEP Stockholder or SL Stockholder or SL Debt Financing Sources of their respective rights under this Agreement, the Series B Purchase Agreement, the Exchange Agreement, the Rollover Agreements, the Registration Rights Agreement, the Services Agreements, the Certificate or bylaws of the Company, or (ii) amend, alter, repeal or waive any provision of the Certificate or any subsidiary of the Company’s certificate of incorporation, bylaws or other organizational documents in a manner that is materially disproportionately adverse to the Rollover Stockholders as compared to the other Stockholders.

4.3          Reimbursement of Expenses.  The Company shall not, without the prior written consent of the Rollover Stockholders holding a majority of the Shares (on an as-converted basis) held by the Rollover Stockholders, pay the PEP Stockholders or SL Stockholders any management fees that are not paid on a pro rata basis to all Stockholders.  Notwithstanding the immediately preceding sentence, (i) each member of the Board of Directors and the SL Debt Financing Source Observer shall be entitled to reimbursement from the Company for his or her reasonable and documented out-of-pocket expenses (including travel) incurred in attending any Board of Directors (or committee) meeting and (ii) the PEP Stockholders and the SL Stockholders shall be entitled to (a) reimbursement from the Company for the reasonable and documented out-of-pocket fees and expenses (including travel) incurred by their and their Affiliates officers, employees, partners, members, agents and representatives in connection with their investment in the Company, (b) indemnification pursuant to the Certificate, the Company’s bylaws or any agreement in effect on August 23, 2019, and (c) such payments as contemplated by the Services Agreements.  For the avoidance of doubt, the PEP Stockholders and the SL Stockholders will not charge monitoring fees or deal fees in connection with such investment in the Company.

4.4          Voting of Shares by Holders of Series B Preferred Stock. Notwithstanding anything in this Agreement or the Certificate to the contrary, with respect to any matter as to which the Series B Preferred Stock is entitled to vote with the Common Stock, the Series A Preferred Stock and/or the Series C Preferred Stock (to the extent Series C Preferred Stock is entitled to vote in accordance with the Certificate)  on an as-converted basis, the SL Stockholders shall not be entitled to, and will not, cast votes with respect to shares of Common Stock that they would be entitled to receive as a result of conversion rights resulting from Series B Accruing Dividends (as defined in the Certificate) on shares of Series B Preferred Stock acquired by them to the extent such votes would entitle the SL Stockholders and their Permitted Transferees to cast more than 49% of the total number of votes eligible to be cast (assuming the conversion of all Shares to Common Stock) with respect to such matter.  The votes the SL Stockholders and their Permitted Transferees are not eligible to vote pursuant to this Section 4.4 shall be excluded from the numerator and denominator when determining the percentage of votes cast (or of eligible votes cast) for or against such matter.  The Company will not recognize or give effect to any attempt of the SL Stockholders and their Permitted Transferees to vote Shares in excess of the limitations in this Section 4.4.  The limitations in this Section 4.4 do not apply with respect to any matter as to which the Series B Preferred Stock as a separate class (without the holders of Common Stock or any other class of capital stock of the Company) or the SL Stockholders or their Permitted Transferees are specifically entitled to vote separately.

4.5          Proxy and Power of Attorney.  Each party to this Agreement hereby constitutes and appoints as the proxies of the party and hereby grants a power of attorney to the Board of Directors, or any Person designated by the Board of Directors, with full power of substitution, with respect to the matters set forth herein, including, without limitation, Section 2.4, Section 2.5, Section 2.6 and Section 4.1, and hereby authorizes each of them to represent and vote, if and only if the party (i) fails to vote, or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s Shares in favor of the transaction contemplated by Section 2.5 or the election of persons as members of the Board of Directors determined pursuant to and in accordance with Section 4.1.  Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 6.2 hereof.  Each party hereto hereby revokes any and all previous proxies or powers of attorney with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 6.2 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instruc-tions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

4.6          Matters Requiring PEP Stockholder and SL Stockholder Consent.  Notwithstanding anything herein or in the Certificate to the contrary, subject to Section 2.7, the Company and its subsidiaries shall not, directly or indirectly, by amendment, merger, consolidation or otherwise, take any of the actions set forth below without the prior written consent of (i) a majority of the Shares (on an as-converted basis) held by the SL Stockholders if the number of shares of Common Stock owned by the SL Stockholders (on an converted basis) as of the date of such proposed action is at least 50% of the number of shares of Common Stock owned by the SL Stockholders (on an converted basis) as of August 23, 2019 (excluding from such calculation, any Shares sold in a transaction pursuant to Section 2.5) and after giving effect to the transactions contemplated by the Series B Purchase Agreement (including the Tender Offer (as defined in the Series B Purchase Agreement)) and (ii) a majority of the Shares (on an as-converted basis) held by the PEP Stockholders if the number of shares of Common Stock owned by the PEP Stockholders (on an as-converted basis) as of the date of such proposed action is at least 50% of the number of shares of Common Stock owned by the PEP Stockholders (on an as-converted basis) as of August 23, 2019 (excluding from such calculation, any Shares sold in a transaction pursuant to Section 2.5) and after giving effect to the transactions contemplated by the Series B Purchase Agreement (including the Tender Offer (as defined in the Series B Purchase Agreement)):

(a)          other than pursuant to (i) a redemption of shares pursuant to Section 6 of Article Fourth of the Certificate or (ii) the repurchase of shares at cost pursuant to a written agreement with former employees, officers, directors, consultants or other persons who performed services for the Company or any subsidiary in connection with the cessation of such employment, purchase or redeem (or permit any subsidiary to purchase or redeem), any shares of any stock of the Company, provided that the exercise of such repurchase contemplated in clause (ii) is approved by the Board of Directors, including at least one PEP Director and one SL Director (or the Debt Financing Source Observer, if applicable);

(b)          pay or declare any dividend or make any distribution on, any shares of the Company;

(c)          acquire or dispose, or agree to acquire or dispose, of any assets or any business enterprise or division thereof for consideration in excess of fifty million dollars ($50,000,000);

(d)          increase or decrease the authorized number of directors constituting the Board of Directors other than pursuant to Section 4.1 or in connection with a Public Offering to the extent necessary to add independent directors to satisfy applicable listing standards;

(e)          terminate or appoint a Chief Executive Officer of the Company; provided that, the PEP Stockholders and the SL Stockholders shall only have the rights set forth in this Section 4.6(e) if, at any time during an applicable year, EBITDA (on a pro forma basis for any acquisitions and as measured in accordance with the applicable management plan delivered to the SL Stockholders prior to the dater hereof): (A) is less than 80% of projected EBITDA as set forth in the 2019 management plan; (B) is less than 70% of projected EBITDA as set forth in the 2020 management plan; (C) is less than 60% of projected EBITDA as set forth in the 2021 management plan; (D) is less than 55% of projected EBITDA as set forth in the 2022 management plan; (E) is less than 50% of projected EBITDA as set forth in the 2023 management plan; or (F) is less than the greater of (1) 90% of 2023 EBITDA or (2) 90% of the annual plan approved by the Board of Directors, for any year after 2023;

(f)          terminate or appoint a Chief Financial Officer of the Company or a Chief Operating Officer of the Company;

(g)          make any material changes to the compensation (with respect to either quantity or form) of any “C-suite” executive of the Company;

(h)          incur indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees, or permit any subsidiary to take any such action with respect to any debt security lien, security interest or other indebtedness for borrowed money, if Net Debt following such action would exceed six times Adjusted EBITDA, in each case, as of the date of such proposed incurrence of indebtedness;

(i)          increase the number of shares available under, or amend, adopt or terminate the Company’s equity incentive plan, or adopt a new equity incentive plan;

(j)          approve the annual budget for incentive compensation;

(k)          make any voluntary election to wind up, liquidate or dissolve or to commence bankruptcy, insolvency, reorganization or relief proceedings or adopt a plan with respect thereto or admit in writing an inability to pay debts;

(l)          prepare any tax return in a manner inconsistent with past practice, file any amended tax return, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment, make, change or revoke any material tax election, adopt or change any accounting period or any accounting method, enter into any closing agreement, settle any material tax claim or assessment relating to the Company or any of its subsidiaries, surrender any right to claim a refund of taxes, or destroy or dispose of any books and records with respect to tax matters for which the statute of limitations is still open or under which a record retention agreement is in place with a governmental authority;

(m)          institute, settle or compromise any litigation involving payments to or from the Company or its subsidiaries in excess of one million dollars ($1,000,000), or involving any admission of any violation of law, any equitable relief or other limitation on the conduct of the Company’s business;

(n)          permit the Company or any of its subsidiaries to settle any legal proceedings involving a governmental authority;

(o)          change in any material way the fundamental nature of the Company’s or its subsidiaries’ business; or

(p)          enter into or become party to any transaction or agreement with any affiliate, member of management, stockholder or other related person of the Company or any of its subsidiaries, other than (i) transactions with portfolio companies of the SL Stockholders or PEP Stockholders that are on an arms-length basis, (ii) compensation arrangements with the Company’s employees (cash, equity or otherwise) approved by the Board of Directors, (iii) any transaction contemplated by this Agreement, the Series B Purchase Agreement or the Services Agreements, in each case subject to the terms set forth therein, (iv) in connection with the exercise of any right under the Certificate or the Company’s bylaws or (v) transactions approved by the disinterested members of the Board of Directors.

4.7          Matters Requiring SL Stockholder Consent.  Notwithstanding anything herein or in the Certificate to the contrary, the Company and its subsidiaries shall not, directly or indirectly, by amendment, merger, consolidation or otherwise, (i) subject to Section 2.7, take any of the actions set forth in Section 4.7(a)-(f) below without the prior written consent of a majority of the Shares (on an as-converted basis) held by the SL Stockholders if the SL Stockholders own Shares constituting at least 50% of the number of shares of Common Stock owned by the SL Stockholders (on an converted basis) as of August 23, 2019 (excluding from such calculation, any Shares sold in a transaction pursuant to Section 2.5) and after giving effect to the transactions contemplated by the Series B Purchase Agreement (including the Tender Offer (as defined in the Purchase Agreement)) or (ii) until the SL Stockholders no longer hold any shares of Series B Preferred Stock or Series C Preferred Stock, take any of the actions set forth in clause (g) below without the prior written consent of the holders of a majority of the Shares (on an as-converted basis) held by the SL Stockholders (other than the SL Debt Financing Sources);

(a)          reclassify, alter or amend any existing security that is of equal rank or junior to the Series B Preferred Stock or the Series C Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company or any of its subsidiaries, the payment of dividends or rights of redemption, if the reclassification, alteration or amendment would render such other security senior to or of equal rank with the Series B Preferred Stock or the Series C Preferred Stock in respect of any such right, preference or privilege;

(b)          create, authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of shares (or other security) having rights, preferences, or privileges senior to, or pari passu with, the Series B Preferred Stock or the Series C Preferred Stock or increase the authorized number of shares of Series B Preferred Stock or the Series C Preferred Stock, or increase the authorized number of shares of any additional class or series of capital stock;

(c)          amend, alter or repeal any provision of the Certificate or the by-laws of the Company or any of its subsidiaries, including in connection with any stock split, combination or other similar recapitalization, in a manner that adversely affects the rights, privileges or preferences of the Series B Preferred Stock or the Series C Preferred Stock;

(d)          incur any new indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees, or permit any subsidiary to take any such action with respect to any debt security lien, security interest or other indebtedness for borrowed money or refinance any indebtedness to the extent the terms of such indebtedness would limit or contravene the rights specifically granted to SL Stockholders, the holders of Series B Preferred Stock and the Series C Preferred Stock under the Associated Documents;

(e)          consummate an IPO (as defined in the Certificate) which is not a Qualified IPO (as defined in the Certificate), provided, however, that consent of a majority of the Shares (on an as-converted basis) held by the SL Stockholders shall not be required for any IPO that is not a Qualified IPO, if such IPO is (i) with respect to the holders of Series B Preferred Stock, a Series B Top-Up IPO (as defined in the Certificate) or (ii) with respect to the holders of Series C Preferred Stock, a Series C Top-Up IPO (as defined the Certificate); or

(f)          effect a Sale Transaction; provided, however, that consent of a majority of the Shares (on an as-converted basis) held by the SL Stockholders shall not be required for any Sale Transaction in which the SL Stockholders receive proceeds, (i) as a result of Transferring their Shares of Series B Preferred Stock (taking into account any dividends or distributions previously received on such Shares of Series B Preferred Stock or on the Common Stock into which such shares of Series B Preferred Stock are convertible, but excluding any expense reimbursement), in an amount equal to or greater than 1.75 times the SL Series B Investment Amount and (ii) as a result of Transferring their Shares of Series C Preferred Stock (taking into account any dividends or distributions previously received on such Shares of Series C Preferred Stock or on the Common Stock into which such shares of Series C Preferred Stock are convertible, but excluding any expense reimbursement), in an amount equal to or greater than the SL Series C Investment Amount.

(g)          during the period in which the Series B Preferred Stock or the Series C Preferred Stock is outstanding, pay any dividend or make any distribution or interest payment, or make any payment on any instrument convertible into, or exchangeable for, any capital stock of the Company or effect any redemption of any share of capital stock or other security or interest in the Company other than the Series B Preferred Stock or the Series C Preferred Stock, or issue any preferred stock or convertible debt, or take any other action if the effect of such dividend, payment, distribution, issuance, redemption or action might be to result in a deemed dividend or distribution to the holders of Series B Preferred Stock or the Series C Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder.

4.8          Matters Requiring PEP Stockholder Consent.  Notwithstanding anything herein or in the Certificate to the contrary, the Company and its subsidiaries shall not, directly or indirectly, by amendment, merger, consolidation or otherwise, without the prior written consent of a majority of the Shares (on an as-converted basis) held by the PEP Stockholders if the PEP Stockholders own Shares constituting at least 50% of the number of shares of Common Stock owned by the PEP Stockholders (on an converted basis) as of August 23, 2019 (excluding from such calculation, any Shares sold in a transaction pursuant to Section 2.5) and after giving effect to the transactions contemplated by the Series B Purchase Agreement (including the Tender Offer (as defined in the Series B Purchase Agreement)), reclassify, alter or amend any existing security that is junior to the Series A Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company or any of its subsidiaries, the payment of dividends or rights of redemption, if the reclassification, alteration or amendment would render such other security senior to or of equal rank with the Series A Preferred Stock in respect of any such right, preference or privilege.

4.9          Liquidity Rights.

(a)          At any time after six (6) years from August 23, 2019, the SL Stockholders shall have the right to demand that the Company (i) effect a Public Offering, (ii) initiate a Sale Transaction or (iii) pursue a “dual-track” process with respect to both a Public Offering and a Sale Transaction (it being understood that the SL Stockholders shall ultimately determine whether to complete a Public Offering or a Sale Transaction).

(b)          In the event that the SL Stockholders exercise their right pursuant to Section 4.9(a)(i), the Company and the PEP Stockholders shall take or cause to be taken all such actions as may be reasonably necessary or reasonably advisable and customary after consultation with the underwriter(s) to consummate a Public Offering, pursuant and subject to the terms and conditions set forth in the Registration Rights Agreement as soon as reasonably practical and in any event within six (6) months, including, but not limited to, (i) adjusting the size and composition of, and appointing new or additional directors to, the Board of Directors (provided that the PEP Directors shall not be required to resign from the Board of Directors), and (ii) amending the organizational documents of the Company in order to comply with any listing requirements.  Each stockholder (other than the PEP Stockholders) shall take or cause to be taken all actions reasonably requested by the SL Stockholders, the Company, any underwriter(s) or counsel to effect the Public Offering.  Where a Public Offering has not been consummated within six (6) months of the SL Stockholders’ demand pursuant to Section 4.9(a)(i), the SL Stockholders may take such actions as they deem reasonably necessary or desirable in order to consummate a Public Offering.  In connection with any demand pursuant to Section 4.9(a)(i), the PEP Stockholders and the Company shall undertake all steps reasonably necessary to effect such Public Offering and, in connection with the exercise of the SL Stockholders’ rights pursuant to this Section 4.9(b), the SL Stockholders shall keep the PEP Stockholders reasonably informed as to the status of, and any material developments regarding, the Public Offering.  Notwithstanding the foregoing, in no event shall the PEP Stockholders: (i) be required to incur any material expense or liability (other than customary fees and expenses of third party advisors of the PEP Stockholders and the Company), (ii) waive, amend or forfeit any material right under the Registration Rights Agreement, (iii) or  execute any agreement on terms materially different than the SL Stockholders (other than with respect to   economics inherent to the securities held by each of the PEP Stockholders and the SL Stockholders and rights that customarily differ as a result of differences between the size of holders’ economic interest in the Company) or (iv) waive, amend or forfeit any material right, including without limitation rights under this Agreement or the Certificate with effect prior to consummation of the Public Offering; provided, that the termination of this Agreement upon a Public Offering in accordance with the terms herein shall not be a waiver, amendment or forfeiture of the material rights of the PEP Stockholders.

(c)          In the event that the SL Stockholders exercise their right pursuant to Section 4.9(a)(ii), the Company and the PEP Stockholders shall take or cause to be taken all such actions as may be reasonably necessary in order to consummate a Sale Transaction as soon as reasonably practical and in any event within 6 (six) months, including soliciting prospective purchasers and engaging investment bankers to initiate an auction sale process in respect of the Sale Transaction.  Where a Sale Transaction has not been consummated within six (6) months of the SL Stockholders’ demand pursuant to Section 4.9(a)(ii), subject to the limitations set forth in Section 2.5, the SL Stockholders may take such actions as they deem reasonably necessary or desirable in order to solicit and consummate a bona fide Sale Transaction on behalf of the Company.  In connection with any demand pursuant to Section 4.9(a)(ii), the PEP Stockholders and Company shall undertake all steps reasonably necessary to effect such Sale Transaction and, in connection with the exercise of the SL Stockholders’ rights pursuant to this Section 4.9(c), the SL Stockholders shall be deemed a Controlling Stockholder, eligible to effect a drag along sale pursuant to Section 2.5 and shall keep the PEP Stockholders reasonably informed as to the status of, and any material developments regarding, the Sale Transaction.  Where the SL Stockholders initiate an auction process in respect of a Sale Transaction pursuant to this Section 4.9(c), the PEP Stockholders shall be entitled to invite up to two (2) qualified bidders to participate in such auction process.  Notwithstanding the foregoing, in no event shall the PEP Stockholders: (i) be required to incur any material expense or liability (other than customary fees and expenses of third party advisors of the PEP Stockholders and the Company), (ii) waive, amend or forfeit any material right including without limitation rights under this Agreement or the Certificate with effect prior to the Sale Transaction, (iii) waive the right to the Series A Liquidation Amount, the Series B Liquidation Amount or the Series C Liquidation Amount (each as defined in the Certificate) with effect prior to or at the consummation of the Sale Transaction or (iv) execute any agreement or enter into any transaction on terms materially different than the SL Stockholders (other than with respect to  economics inherent to the securities held by each of the PEP Stockholders and the SL Stockholders and rights that customarily differ as a result of differences between the size of holders’ economic interest in the Company).

(d)          In the event that the SL Stockholders exercise their right pursuant to Section 4.9(a)(iii), the Company and, to the extent set forth therein, the PEP Stockholders shall simultaneously comply with each of Section 4.9(b) and Section 4.9(c) and the SL Stockholders may exercise their rights under both Section 4.9(b) and 4.9(c); provided, however, that in satisfaction of Section 4.9(a)(iii) and this Section 4.9(d), the SL Stockholders shall only be permitted to direct the Company to actually consummate either a Public Offering pursuant to Section 4.9(b) or a Sale Transaction pursuant to Section 4.9(c), but not both.

(e)          All consideration received in connection with any Transfer of Shares (including, for the avoidance of doubt, any Sale or Sale Transaction) pursuant to Article II or this Section 4.9, shall be distributed to the Stockholders in accordance with Section 2 of Article Fourth of the Certificate as if such Transfer of Shares was a Deemed Liquidation Event, assuming (i) a liquidation value of the Company derived from the value paid for the Shares in such Transfer and (ii) that the only Shares outstanding are the Shares subject to the Transfer.

4.10          Debt Financing Source Observer.

(a)          Subject to Section 2.8 and Section 4.1, for so long as one or more SL Debt Financing Sources hold Shares representing in the aggregate more than 50% of the aggregate Common Stock (on an as-converted basis) owned by the SL Stockholders and the SL Debt Financing Sources at the applicable time, then the SL Debt Financing Sources, acting by majority of Shares held by the SL Debt Financing Sources, the SL Debt Financing Sources shall be entitled to appoint an observer to attend meetings of the Board of Directors (the “Debt Financing Source Observer”) who shall only have those rights specifically set forth in this Agreement and the Certificate by specific reference to the Debt Financing Source Observer and no additional voting or consent rights.  Notwithstanding the foregoing, in no event shall the SL Stockholders and the SL Debt Financing Sources be entitled to exercise the rights of the SL Stockholders with respect to any individual Share under this Agreement and the Certificate at the same time.

(b)          Subject to Section 2.8 and Section 4.1, the Debt Financing Source Observer shall be invited by the Board of Directors to attend all meetings of the Board of Directors in a nonvoting (except as otherwise set forth herein) observer capacity and, in this respect, the Board of Directors shall give the Debt Financing Source Observer copies of all notices, minutes, consents, and other materials that it provides to the directors of the Board of Directors at the same time and in the same manner as provided to such directors; provided, however, that the Debt Financing Source Observer shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided, further, that the Board of Directors reserves the right to withhold any information and to exclude the Debt Financing Source Observer from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets, in which case the Company shall give notice to the SL Debt Financing Source of the fact that Company is withholding information pursuant to this Section 4.10(b), and thereafter, the Company shall disclose such information to the SL Debt Financing Source if, and in such manner as the Company’s outside counsel advises would not adversely affect the attorney-client privilege or protection of a trade secret.

ARTICLE V
INFORMATION RIGHTS; CONFIDENTIALITY; FREEDOM TO PURSUE BUSINESS OPPORTUNITIES

5.1          Information Rights.

(a)          The Company shall deliver to each Eligible Stockholder:

(i)
as soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year; and

(ii)
as soon as practicable, but in any event within sixty (60) days after the end of each of the first three (3) quarters of each fiscal year of the Company, beginning with the fiscal quarter ended June 30, 2019, (i) a balance sheet as of the end of such fiscal quarter and (ii) statements of income and of cash flows for such fiscal quarter.

(b)          The Company shall make available to the PEP Stockholders and the SL Stockholders such other information relating to the financial condition, business, prospects, or corporate affairs of the Company or any of its subsidiaries as any PEP Stockholders or SL Stockholders may from time to time reasonably request; provided, however, that the Company shall not be obligated to provide information (A) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form reasonably acceptable to the Company); or (B) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

(c)          The covenants set forth in Section 5.1(a) and Section 5.1(b) shall terminate and be of no further force or effect immediately before (i) the consummation of any Public Offering; or (ii) when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended.

(d)          Notwithstanding anything to the contrary in this Article V, in the event that any Stockholder, other than the PEP Stockholders or the SL Stockholders, shall breach or violate any confidentiality, non-competition, non-disparagement or non-solicitation provision of any agreement between such Stockholder and the Company or any of its subsidiaries, then to the extent permitted by applicable law, such Stockholder shall no longer have any of the rights provided for in Section 5.1(a) or Section 5.1(b).

5.2          Confidentiality and Non-Disclosure.

(a)          Each Stockholder agrees that, except as otherwise consented to by the Board of Directors, all information which has been furnished to it or will be furnished to it, pursuant to this Agreement or otherwise, relating to the Company or any of its subsidiaries or the business of any of them will be kept confidential, will not be used by such Stockholder, or by any of its agents, representatives, or employees, for any purpose other than evaluating and monitoring the investment in the Company and its subsidiaries and enforcing rights hereunder, and will not be disclosed by such Stockholder, or by any of its agents, representatives, or employees, in any manner whatsoever, in whole or in part.

(b)          Notwithstanding the foregoing provisions of Section 5.2(a), any information that the Stockholder in question can demonstrate (a) was generally known in the trade or business in which it is practiced by the Company or its affiliates at the time of disclosure to such Stockholder, or becomes so generally known after such disclosure through no act of such Stockholder or its employees or agents, or (b) has come into the possession of such Stockholder from a third party who was not actually known by such Stockholder to be under an obligation to the Company or any of its affiliates to maintain the confidentiality of such information shall not be subject to the immediately preceding sentence.

(c)          Notwithstanding the provisions of Section 5.2(a):

(i)
each Stockholder shall be permitted to disclose such information to those of its agents, representatives, and employees who need to be familiar with such information in connection with such Stockholder’s investment (each such Person being hereafter referred to as “Authorized Representatives”) in the Company for use solely for such purpose, provided each Stockholder uses reasonable efforts to cause each of it Authorized Representatives to keep such information confidential and comply with the obligations under this Section 5.2;

(ii)
each Stockholder shall be permitted to disclose such information to financial institutions, investment bankers and prospective purchasers of such Stockholder’s Shares for use solely in evaluating a prospective investment in such Shares, provided each Stockholder uses reasonable efforts to cause such persons to keep such information confidential and comply with the obligations under this Section 5.2;

(iii)
each Stockholder shall be permitted to disclose such information to its managers, partners and stockholders and, in the case of Stockholders that are private equity funds, to their direct and indirect existing and prospective investors;

(iv)
each Stockholder shall be permitted to disclose information to the extent required by law, so long as such Stockholder shall have, to the extent reasonably practicable, first afforded the Company with a reasonable opportunity to contest the necessity of disclosing such information (unless such disclosure is made to regulatory or other governmental or non-governmental authorities having jurisdiction over such Stockholder (including the Securities and Exchange Commission and any exchange on which the securities of any Stockholder are traded) in which event such opportunity to contest need not be given to the Company);

(d)          each Stockholder shall be permitted to disclose information to the extent necessary for the enforcement of any right of such Stockholder arising under this Agreement; and

(e)          the parties acknowledge and agree that the PEP Stockholders, the SL Stockholders and their respective employees and agents who receive or are exposed to the Company’s and its subsidiaries’ confidential information may further develop their general knowledge, skills and experience (including general ideas, concepts, know-how and techniques), which may be based in whole or in part on such confidential information.  Notwithstanding anything in this Agreement to the contrary, the use by the PEP Stockholders, the SL Stockholders, their Affiliates and these employees and agents of such general knowledge, skills and experience, as retained in their unaided memories, will not constitute a breach of this Agreement.

(f)          Without intending to limit the remedies available to the Company, each Stockholder acknowledges that a breach of any of the covenants contained in this Section 5.2 may result in material irreparable injury to the Company or its affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, to the fullest extent permitted by law, the Company shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the Stockholder and/or such Stockholder’s affiliates from engaging in activities prohibited hereby or such other relief as may be required to specifically enforce any of the covenants contained herein, and to the fullest extent permitted by law, such Stockholder agrees not to oppose the granting of such injunctive relief on the basis that monetary damages are an adequate remedy.  Each Stockholder hereby agrees and consents that such injunctive relief may be sought in the courts in the State of Delaware, or in any other court having competent jurisdiction.

(g)          The provisions of this Section 5.2 shall survive any termination of this Agreement and shall continue to bind each Person who was ever subject to this provision even if such Person would otherwise cease to be subject to this provision.

5.3          Freedom to Pursue Opportunities.  In recognition that the PEP Stockholders and the SL Stockholders and their respective Affiliates currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which the PEP Stockholders or the SL Stockholders and their respective affiliates may serve as an advisor, a director or in some other capacity, and in recognition that the PEP Stockholders and the SL Stockholders and their respective Affiliates have myriad duties to various investors and partners, and in anticipation the Company and its subsidiaries (collectively, the “EverCommerce Companies”) and the PEP Stockholders and the SL Stockholders (or one or more affiliates, associated investment funds or portfolio companies, or clients of the PEP Stockholders or SL Stockholders, as applicable) may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the EverCommerce Companies hereunder and in recognition of the difficulties that may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 5.3 are set forth to regulate, define and guide the conduct of certain affairs of the EverCommerce Companies as they may involve the PEP Stockholders or the SL Stockholders, as applicable, which is expressly acknowledged and agreed to by all Stockholders, including the Rollover Stockholders.  Except as the PEP Stockholders or SL Stockholders, as applicable, may otherwise agree in writing after August 23, 2019:

(a)          the PEP Stockholders and the SL Stockholders and their respective affiliates will have the right:  (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, any of the EverCommerce Companies and their subsidiaries), (B) to directly or indirectly do business with any client or customer of any of the EverCommerce Companies and their subsidiaries, (C) to take any other action that the PEP Stockholders or SL Stockholders, as applicable, believe in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 5.3, and (D) not to present potential transactions, matters or business opportunities to any of the EverCommerce Companies or any of their subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another Person;

(b)          the PEP Stockholders and the SL Stockholders and their respective officers, employees, partners, members, other clients, Affiliates and other associated entities will have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the EverCommerce Companies or any of their affiliates or to refrain from any action specified in Section 5.3(a), and the EverCommerce Companies on their own behalf and on behalf of their affiliates, hereby renounce and waive any right to require the PEP Stockholders and the SL Stockholders or any of their respective Affiliates to act in a manner inconsistent with the provisions of this Section 5.3;

(c)          neither the PEP Stockholders nor SL Stockholders nor any of their respective officers, directors, employee, partners, members, stockholders, affiliates or associated entities thereof will be liable to the Company and its subsidiaries or any of their affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 5.3 or of any such Person’s participation therein.

5.4          Tax Treatment.  The Company shall at all times treat the Series B Preferred Stock and Series C Preferred Stock as common stock for U.S. federal and state income tax purposes.  The Company shall not report any deemed dividend or distribution to the holders of the Series B Preferred Stock or the Series C Preferred Stock as a result of the rights and obligations of the Company or the holders of shares under the Certificate or as a result of any transaction contemplated by this Agreement, the Series B Purchase Agreement or the Series C Subscription Agreements, as applicable.

5.5          Amount Paid or Distributed.  For the purposes of determining fair market value of securities not subject to investment letters or other similar restrictions on free marketability, the Board of Directors shall use the following:

(a)          if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the 30-day period ending three days prior to the closing of such transaction;

(b)          if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three days prior to the closing of such transaction; or

(c)          if there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors in good faith.

5.6          Fair Market Value Disputes.  If either the SL Stockholders or PEP Stockholders object in writing to any determination of fair market value by the Board of Directors in reasonable detail (a “Dispute Notice”), the SL Stockholders or PEP Stockholders (as applicable) and the Board of Directors shall work together in good faith to resolve all disputes raised in the Dispute Notice.  If the SL Stockholders or PEP Stockholders (as applicable) and the Company are not able to resolve all disagreements within thirty (30) days of receipt of the Dispute Notice, or such longer period agreed to by the parties, the Company shall within five (5) Business Days after the end of such period, select and engage an independent third party valuation firm of national standing that is not the independent auditor of any of the Company, the SL Stockholders or PEP Stockholders and that is mutually agreed upon by the Company, the SL Stockholders and the PEP Stockholders (the valuation firm so selected, the “Valuation Expert”).  The Company agrees to enter into a customary indemnity agreement with the Valuation Expert in connection with the retention of such Valuation Expert.  The Company and the SL Holders and/or PEP Holders (as applicable) may furnish to the Valuation Expert such information and documents as it deems relevant, with copies of such submission and all such documents and information being concurrently given to each party.  The Valuation Expert shall issue a detailed written report that sets forth its determination of Fair Market Value.  Such report shall be final and binding upon the Company, the SL Stockholders and PEP Stockholders.  The fees and expenses of the Valuation Expert shall be borne by the Company.  The Company and SL Stockholders and PEP Stockholders shall, cooperate fully with the Valuation Expert and respond on a timely basis to all requests for information or access to documents or personnel made by the Valuation Expert or its designees, all with the intent to fairly and in good faith resolve all disputes relating to the determination of fair market value in the Dispute Notice as promptly as reasonably practicable.  The Valuation Expert shall act as an expert, not as an arbitrator, in resolving the disputed matters under the Dispute Notice.

ARTICLE VI
AMENDMENT AND TERMINATION

6.1          Amendment and Waiver.

(a)          This Agreement (and any terms hereof) may be modified, amended or waived with and by (but only with and by) the prior written consent of both a majority of the Shares (on an as-converted basis) held by the PEP Stockholders and a majority of the Shares (on an as-converted basis) held by the SL Stockholders, provided, however, that this Agreement may be updated by the Board of Directors solely to reflect the addition of new Stockholders to whom Shares have been issued or Transferred in compliance with the terms hereof without the consent of any party.  Notwithstanding the foregoing provisions of this Section 6.1, for so long as the Rollover Stockholders hold at least 10% of the Shares outstanding (assuming the conversion of all Shares to Common Stock), this Agreement, including Section 2.4, Article III, Section 4.1, Section 4.2, Section 5.1 and this Section 6.1, may not be modified, amended or waived in a manner materially disproportionately adverse to the Rollover Stockholders as compared to the PEP Stockholders and the SL Stockholders without the approval of the Rollover Stockholders holding a majority of the Shares held by the Rollover Stockholders (it being acknowledged and agreed that any modification or amendment hereto entered into in connection with the creation, authorization or issuance of any Stock or resulting from a change in holdings of Stock shall not be deemed adverse to the Rollover Stockholders).  Notwithstanding the foregoing provisions of this Section 6.1, for so long as the Rollover Stockholders hold at least 10% of the Shares outstanding (assuming the conversion of all Shares to Common Stock), Section 2.4, Section 3 and Section 4.2 may not be modified, amended or waived without the approval of the Rollover Stockholders holding a majority of the Shares held by the Rollover Stockholders.  Notwithstanding the foregoing provisions of this Section 6.1, for so long as Eric Remer continues to hold Shares representing at least 50% of Eric Remer’s total ownership of the issued and outstanding Shares of the Company (assuming the conversion of all Shares to Common Stock, excluding any securities of the Company that are subject to vesting provisions) as a percentage of all of the issued and outstanding Shares of the Company (assuming the conversion of all Shares to Common Stock, excluding any securities of the Company that are subject to vesting provisions) that he held as of October 17, 2016, the portion of Section 4.1(b) relating to his right to membership on the Board of Directors may not be modified, amended or waived without his approval.  Notwithstanding the foregoing provisions of this Section 6.1, this Agreement (and any terms hereof) may not be modified, amended or waived in a manner that would be adverse to the SL Stockholders (other than the SL Debt Financing Sources) as compared to the SL Debt Financing Sources, without the prior written consent of a majority of the Shares (on an converted basis) held by SL Stockholders (other than the SL Debt Financing Sources). Any modification, amendment or waiver effected in accordance herewith shall be binding on all parties hereto and all of their respective successors and permitted assigns whether or not such party, successor or assign entered into or approved such modification, amendment or waiver.

(b)          Upon written request of a majority of the Series C Preferred Stock held by the PEP Stockholders or a majority of the Series C Preferred Stock held by the SL Stockholders, the Company and the Stockholders shall take or cause to be taken all such actions, and do, or cause to be done, all things necessary or desirable in order to (i) create a class of Common Stock that does not have the right to vote on the election or appointment of directors to the Board of Directors in accordance with this Agreement and (ii) provide for the Series C Preferred Stock to be solely convertible into such new class of Common Stock until such time as the requirements under the HSR Act have been complied with or the HSR Act is no longer applicable.

6.2          Termination of Agreement.  This Agreement will terminate in respect of all Stockholders: (a) with the written consent of a majority of the Shares (on an converted basis) held by the PEP Stockholders and a majority of the Shares (on an converted basis) held by the SL Stockholders (other than with respect to Section 4.2, which may only be terminated with the consent of the Rollover Stockholders holding a majority of the Shares (on an converted basis) held by the Rollover Stockholders); (b) upon the dissolution, liquidation, or winding-up of the Company; and (c) other than with respect to Article V, upon consummation of a Public Offering.

6.3          Termination as to a Party.  Any Person who ceases to hold any Shares shall cease to be a Stockholder and shall have no further rights or obligations under this Agreement; provided, that Section 4.7(ii), Section 4.7(g), Section 5.2, Section 5.4, Section 7.13(b) and Section 7.13 (c) shall continue to apply to such Person.

ARTICLE VII
MISCELLANEOUS

7.1          Legends.  Each certificate or instrument evidencing Shares and each certificate or instrument issued in exchange for or upon the Transfer of any such Shares (if such Shares remain subject to this Agreement after such Transfer) shall have the following legends endorsed conspicuously thereupon (as appropriately completed under the circumstances) in substantially the following form:

 “The sale, encumbrance or other disposition of the securities represented by this certificate are subject to the provisions of the Stockholders’ Agreement of EverCommerce, Inc. (as may be amended, restated, or amended and restated, supplemented, or otherwise modified from time to time) to which its stockholders are party, a copy of which may be inspected at the principal office of the issuer or obtained from the issuer without charge.”

“The shares represented hereby have not been registered under the Securities Act of 1933, as amended, and may not be sold or transferred unless the registration provisions of said act have been complied with or unless in the opinion of counsel satisfactory to the company both as to opinion and counsel compliance with such provisions is not required.”

(a)          The legends above may be removed upon the directions of the Board of Directors upon: (i) in regard to the first paragraph of the legend, the termination of this Agreement pursuant to Section 6.2; and (ii) in regard to the second paragraph of the legend, the opinion of Weil Gotshal & Manges LLP or other counsel reasonably acceptable to the Company that such restrictions are no longer required in order to assure compliance with the Securities Act.

(b)          Upon the written request of either the SL Stockholders or PEP Stockholders, the Company shall deliver or cause to be delivered to the SL Stockholders or PEP Stockholders (as applicable) original, paper stock certificates, representing the Shares then held by such requesting Stockholders.

7.2          Specific Enforcement.  Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached.  Accordingly, it is agreed that each of the Company and the Stockholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions.

7.3          Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Stockholders and any subsequent holders of the Shares and the respective executors, administrators, estates, heirs, and legal successors of each of them.

7.4          Governing Law.  This Agreement (including, without limitation, the validity, construction, effect or performance hereof and any remedies hereunder or related hereto) and all claims or causes of action of any kind (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including, without limitation, any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

7.5          Entire Agreement.  This Agreement, together with the Associated Documents, represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements with respect to such subject matter.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

7.6          Notices, etc.  All notices and other communications required or permitted hereunder shall be effective if in writing and (i) delivered personally, (ii) sent by electronic mail, (iii) sent by nationally recognized overnight courier, or (iv) sent by registered or certified mail, postage prepaid, in each case, addressed as follows:

If to any Stockholder, at the address of such Stockholder set forth in the records of the Company or at such other address as such Stockholder shall have furnished to the Company in writing as the address to which notices are to be sent hereunder.

If to the Company or the Board of Directors to:

EverCommerce, Inc.
c/o Providence Strategic Growth Capital Partners L.L.C.
50 Kennedy Plaza, 18th Floor
Providence, Rhode Island 02703
Attention: [***]
Email: [***]

With a copy to:

Weil, Gotshal & Manges LLP
100 Federal Street, 34th Floor
Boston, Massachusetts 02110
Attention: [***]
Email: [***]

and,

Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, Massachusetts 02199
Attention: [***]
Email: [***]

Unless otherwise specified herein, such notices or other communications shall be deemed effective or delivered: (a) on the date received, if personally delivered or sent by electronic mail during normal business hours; or (b) if delivered by registered or certified mail or by overnight courier, on the date delivered as established by return receipt or courier service confirmation or the date on which the return receipt or courier service confirms that acceptance of delivery was returned by the addressee.  Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

7.7          Jurisdiction; Waiver of Jury Trial, Remedies.

(a)          Each of the parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof shall be brought and maintained exclusively in the Chancery Court of the State of Delaware (or if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware and any federal appellate court therefrom).  Each of the parties hereto by execution hereof: (i) hereby irrevocably submits to the jurisdiction of such courts for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof; and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that he or it is not subject personally to the jurisdiction of the above-named courts, that he or it is immune from extraterritorial injunctive relief or other injunctive relief, that his or its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts should be dismissed on the grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named court, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named court.  Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of Delaware, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 7.6 is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with Section 7.6 does not constitute good and sufficient service of process.  The provisions of this Section 7.7 shall not restrict the ability of any party to enforce in any court any judgment obtained in any of the above-named courts.

(b)          EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.  NO PARTY HAS AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

7.8          Matters of Interpretation.

(a)          Whenever required by the context, as used in this Agreement the singular number shall include the plural, the plural shall include the singular, and all words herein in any gender shall be deemed to include the masculine, feminine and neuter genders.

(b)          Unless otherwise explicitly provided, references to Articles and Sections are to Articles and Sections of this Agreement.

(c)          Any reference to “this Agreement” or “herein” or “hereof”, or other similar reference, shall, unless otherwise provided, be deemed to be a reference to this entire Agreement, and not to any specific Article or Section of this Agreement.

(d)          The headings used in this Agreement are used for administrative convenience only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

(e)          The word “including” shall be construed as “including without limitation”.

(f)          References to statutes include all rules and regulations thereunder, and all amendments and successors thereto, and interpretations thereof, all as in effect from time to time.

(g)          Each reference to a law is also a reference to any rules or regulations promulgated thereunder.

7.9          Severability.  If any provision of this Agreement is determined by a court to be invalid or unenforceable, that determination shall not affect the other provisions hereof, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein, except Section 7.13(a) and Section 7.13(b) which shall be deemed fundamental to, and not severable from, this Agreement.  That invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each said provision shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.  Notwithstanding the foregoing, if any such invalidity or unenforceability shall deprive any party hereto of a material portion of the benefits intended to be provided to such party hereby, the parties shall in good faith seek to negotiate a substitute benefit for such Person, it being understood that it is possible that no such substitute benefit will be able to be so negotiated, in which event the other provisions of this Article VII shall govern.

7.10          No Third Party Rights.  The provisions of this Agreement are for the benefit of the Company, the Board of Directors, the Stockholders and their transferees and no other Person, including creditors of the Company, shall have any right or claim against the Company, any member of the Board of Directors or any other member by reason of this Agreement or any provision hereof or be entitled to enforce any provision of this Agreement; provided that in accordance with Section 4.7(ii) and Section 4.7(g), each of SL Holdings, SL Co-Invest and the former holders of Series B Preferred Stock shall be third-party beneficiaries of this Agreement and entitled to enforce the rights set forth in such sections.

7.11          Counterparts.  This Agreement may be executed in two or more counterparts, each of which, when delivered (including via facsimile, email portable document format (.pdf) or similar electronic means) shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.12          Spousal Consent.  Each Stockholder that is a married natural person shall obtain the consent of such Stockholder’s spouse in the form of Exhibit B to evidence such spouse’s consent to be bound by the terms and conditions of this Agreement (and any applicable Subscription Agreement or individual award agreement to which such Stockholder is a party) as to their interest, whether as community property or otherwise, if any, in the Shares owned by such Stockholder.

7.13          Binding Effect; Assignment; Non-Recourse.

(a)          This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective transferees, successors and assigns; provided, however, that no right or obligation under this Agreement may be assigned except as expressly provided herein (including in connection with a Transfer of Shares in accordance herewith), it being understood that (i) the Company’s rights hereunder may be assigned by the Company to any corporation which is the surviving entity in a merger, consolidation or like event involving the Company, and (ii) except in case of a Permitted Transfer to or by the SL Debt Financing Sources which shall be governed by the terms and conditions set forth herein, the rights of the PEP Stockholders, SL Stockholders and other Stockholders shall be automatically assigned with respect to any Share that is transferred to a Permitted Transferee thereof; provided that such Permitted Transferee executes a counterpart to this Agreement and becomes bound to the provisions hereof.  No such assignment shall relieve an assignor of its obligations hereunder.

(b)          Notwithstanding anything that may be expressed or implied in this Agreement to the contrary, by its acceptance hereof, each Stockholder acknowledges and agrees that all claims, obligations, liabilities, causes of action, or proceedings (in each case, whether in contract or in tort, at law or in equity, or pursuant to statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, performance, or breach of this Agreement, including, without limitation, any representation or warranty made in, in connection with, or an as inducement to, this Agreement (each of such above-described legal or equitable theories or sources of liability, a “Theory of Liability”) may be made only against (and are expressly limited to) the parties expressly identified in the preamble to and signature page(s) of this Agreement as signatories hereto from time to time (each a “Party” and, collectively, the “Parties”).  No Person who is not a Party (including, without limitation, (i) any past, present or future Affiliates of any Party, and (ii) any Affiliated Persons of such Affiliated Persons (the Persons in subclauses (i) and (ii), collectively “Non-Parties” and each, individually, a “Non-Party”)) shall have any liability or obligation under any Theory of Liability.

(c)          Without limiting the generality of the foregoing, to the maximum extent explicitly permitted or otherwise conceivable under applicable law, (i) each Party, releases and disclaims any and all liability or obligation under any Theory of Liability against all Non-Parties, including, without limitation, any Theory of Liability to avoid or disregard the entity form of any Party that is not a natural person or otherwise impose any liability arising out of, relating to or in connection with a Theory of Liability on any Non-Parties, whether a Theory of Liability granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (ii) each Party that is a natural person (or the Permitted Transferee of a natural person) hereby disclaims reliance upon any Non-Parties with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.  This Section 7.13 shall survive the termination of this Agreement.

[Remainder of Page Intentionally Left Blank – Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amended and Restated Stockholders’ Agreement on the day and year first above written.

EVERCOMMERCE, INC.

By:	/s/ Eric Remer
Name:	Eric Remer
Title:	Chief Executive Officer

[SIGNATURE PAGE TO EVERCOMMERCE, INC. AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT]

PROVIDENCE STRATEGIC GROWTH II L.P.

By: Providence Strategic Growth II GP L.P., its general partner

By: PSG II Ultimate GP L.L.C., its general partner

By:	/s/ John Marquis
Name:	John Marquis
Title:	Authorized Signatory

PROVIDENCE STRATEGIC GROWTH II-A L.P.

By: Providence Strategic Growth II-A GP, L.P., its general partner

By: PSG II-A Ultimate GP L.L.C., its general partner

By:	/s/ John Marquis
Name:	John Marquis
Title:	Authorized Signatory

PROVIDENCE STRATEGIC GROWTH III L.P.

By: Providence Strategic Growth III GP L.P., its general partner

By: PSG III Ultimate GP L.L.C., its general partner

By:	/s/ John Marquis
Name:	John Marquis
Title:	Authorized Signatory

PROVIDENCE STRATEGIC GROWTH III-A L.P.

By: Providence Strategic Growth III-A GP L.P., its general partner

By: PSG III-A Ultimate GP L.L.C., its general partner

By:	/s/ John Marquis
Name:	John Marquis
Title:	Authorized Signatory

[SIGNATURE PAGE TO EVERCOMMERCE, INC. AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT]

SLA CM ECLIPSE HOLDINGS, L.P.

By: SLA CM GP, L.L.C., its general partner

By:	/s/ Andrew J. Schader
Name:	Andrew J. Schader
Title:	Managing Director

SLA ECLIPSE CO-INVEST, L.P.

By: SLA C-Invest GP, L.L.C., its general partner

By: Silver Lake Group, L.L.C., its managing member

By:	/s/ Andrew J. Schader
Name:	Andrew J. Schader
Title:	Managing Director

[SIGNATURE PAGE TO EVERCOMMERCE, INC. AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT]

EXHIBIT A
FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is entered into as of ______________, 20__ by the Person set forth on the signature page hereto (the “Additional Stockholder”), with respect to that certain Amended and Restated Stockholders’ Agreement entered into on August 23, 2019 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Stockholders’ Agreement”), by and among EverCommerce, Inc.  and the other parties thereto.  Capitalized terms used but not defined herein shall have the meaning set forth in the Stockholders’ Agreement.

Whereas, (i) on or about the date hereof, the Additional Stockholder has been issued or, through a Transfer, received Shares; and (ii) it is a condition precedent to the issuance or Transfer of such Shares that the Additional Stockholder execute a Joinder Agreement to the Stockholders’ Agreement.

Now, therefore, the Additional Stockholder hereby: (i) acknowledges receipt of a copy of the Stockholders’ Agreement; (ii) joins fully in the Stockholders’ Agreement as a “Stockholder,” and shall be bound by, and have the benefits as a “Stockholder” of, all the terms and conditions of the Stockholders’ Agreement as if such Additional Stockholder was a signatory thereto as a “Stockholder”; and (iii) agrees that the Shares issued or Transferred to such Additional Stockholder are subject to the Stockholders’ Agreement.

IN WITNESS WHEREOF, the Additional Stockholder has executed this Joinder Agreement as of the date first written above.

ADDITIONAL STOCKHOLDER:

By:
Name:
Title:

Notice Address:

EXHIBIT B
FORM OF SPOUSAL CONSENT

This Spousal Consent is dated as of __________, 20__, effective as of the date hereof, and is being delivered by __________________ (the “Consenting Spouse”) for the benefit of EverCommerce, Inc., a Delaware corporation (the “Company”), and all current and future Stockholders thereof.  Capitalized terms used but not otherwise defined herein are used as defined in the Amended and Restated Stockholders’ Agreement (each as defined below).

WHEREAS, the Company and the current Stockholders (including the spouse of the Consenting Spouse) of the Company are each party to that certain Amended and Restated Stockholders’ Agreement dated August 23, 2019 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Stockholders’ Agreement”);

The Consenting Spouse hereby acknowledges that he or she is aware of, understands, and consents to the provisions of the foregoing Stockholders’ Agreement and their binding effect upon any community property interest or marital settlement awards he or she may now or hereafter own or receive, and agrees that the termination of his or her marital relationship with such Stockholder for any reason shall not have the effect of removing any Shares subject to the foregoing Stockholders’ Agreement from the coverage thereof and that his or her awareness, understanding, consent, and agreement is evidenced by his or her signature below.

By:

Name: